STOCK PURCHASE AGREEMENT

by and among

BROWN SHOE INTERNATIONAL CORP.,

GALAXY BRAND HOLDINGS, INC.,

and, solely for purposes of Article 1, Article 4, Article 5 and Article 6

BROWN SHOE COMPANY, INC.

Dated as of May 14, 2013

INDEX OF DEFINED TERMS

Accounting Firm
Accounts Receivable
Action
Affiliate
Agreement
Ancillary Agreements
Annual Financial Statements
Balance Sheet
Base Inventory Amount
Base Purchase Price
Base Working Capital
Brown Shoe
Brown Shoe Cap
Brown Shoe Guaranty
Brown Shoe Indemnified Persons
Business Day
Buyer
Buyer Cap
Buyer Indemnified Persons
Buyer Parties
CERCLA
Closing
Closing Date
Closing Payment
Closing Purchase Price
Closing Working Capital
COBRA
Code
Company
Company Accounting Methodology
Company Group
Company Intellectual Property
Company Material Adverse Effect
Company Parties
Confidentiality Agreement
Contract
Contracts
Credit Agreement
Defense Notice
Defense Notice Period
DeMinimis
Disclosure Schedules
Disputed Items
Distribution Agreement
Environmental Claim
Environmental Law
ESO
Estimated Closing Schedule
Estimated Closing Working Capital
Estimated Inventory Amount
Excluded Assets
Excluded Businesses
Excluded Liabilities
Excluded Subsidiaries
Final Closing Schedule
Final Closing Working Capital
Final Inventory Amount
Final Purchase Price
Financial Statements
Fundamental Reps
GAAP
Governmental Authority
Governmental Authorization
Hazardous Materials
Identified Claims
Income Tax
Income Tax Return
Indebtedness
Indemnification Threshold
Indemnified Losses
Indemnified Party
Indemnifying Party
Intellectual Property
Intercompany Accounts
Interim Financials
Inventory Adjustment Amount
Inventory Buyer
Inventory Purchase Agreement
Law
Leased Real Property
Liens
Losses
Material Contract
Non-Assignable Assets
Note
Note Amount
Order
Ordinary Course of Business
Parties
Party
Permits
Permitted Liens
Person
Plan
Plans
Pre-Closing Cash Dividend
Pre-Closing Periods
Real Property Lease
Real Property Leases
Release
Releasees
Releasing Parties
Restructuring
Schedule of Agreed Exceptions
Seller
Seller’s Dispute Notice
Shared Contract
Software
Special Third Person Claim
Specified Order Liabilities
Specified Orders
Specified Shared Contracts
Stock
Straddle Period
Subsidiary
Tax
Tax Return
Tax Returns
Taxes
Third Person
Third Person Claim
Third Person Claim Notice
Transfer Taxes
Transition Services Agreement
Willful Misconduct
Working Capital

TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE
1.1.	Purchase and Sale of the Stock
1.2.	Closing
1.3.	Purchase Price
1.4.	Deliveries of Seller at Closing
1.5.	Deliveries of Buyer at Closing
1.6.	Inventory; Closing Working Capital

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER
2.1.	Organization, Qualification
2.2.	Subsidiaries
2.3.	Capitalization
2.4.	Authorization; Enforceability; Non-contravention; Consents
2.5.	Financial Statements
2.6.	Books and Records; Business Practices
2.7.	Taxes
2.8.	Assets and Real Property
2.9.	Accounts Receivable; Inventories
2.10.	Material Contracts
2.11.	Intellectual Property
2.12.	Litigation
2.13.	Absence of Certain Changes
2.14.	No Breach of Law or Governing Document; Licenses and Permits
2.15.	Environmental Matters
2.16.	Labor Matters
2.17.	Employee Benefit Matters
2.18.	Customers and Suppliers
2.19.	Foreign Operations and Export/Import Compliance
2.20.	Brokers, Finders
2.21.	No Undisclosed Liabilities
2.22.	Company Material Adverse Effect
2.23.	Acknowledgement by Seller and Brown Shoe
2.24.	No Additional Representations

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER
3.1.	Organization; Authorization
3.2.	Non-Contravention; Consents
3.3.	Brokers, Finders
3.4.	Litigation
3.5.	Acknowledgement by Buyer
3.6.	No Additional Representations

ARTICLE 4. COVENANTS
4.1.	Public Announcements
4.2.	Further Assurances
4.3.	Taxes
4.4.	Reliance
4.5.	Restructuring
4.6.	Release
4.7.	Confidentiality
4.8.	Intercompany Accounts
4.9.	Credit Agreement; UCC; Release
4.10.	Intercompany Contracts
4.11.	Shared Contracts
4.12.	Corporate Names
4.13.	Brown Shoe Guaranties
4.14.	Performance by Seller
4.15.	Credit Agreement

ARTICLE 5. INDEMNIFICATION
5.1.	Survival of Representations and Warranties and Covenants
5.2.	Indemnification of Buyer
5.3.	Tax Indemnification
5.4.	Indemnification of Brown Shoe
5.5.	Notice of Claim
5.6.	Right to Contest Claims of Third Persons
5.7.	Limitations on Indemnity
5.8.	Indemnification Procedures for Identified Claims

ARTICLE 6. MISCELLANEOUS PROVISIONS
6.1.	Notice
6.2.	Entire Agreement
6.3.	Assignment; Binding Agreement
6.4.	Counterparts
6.5.	Headings; Interpretation; Disclosure Schedules
6.6.	Expenses
6.7.	Remedies Cumulative
6.8.	Governing Law
6.9.	Submission to Jurisdiction; Waivers
6.10.	No Waiver
6.11.	Severability
6.12.	Amendments
6.13.	No Third Party Beneficiaries; Recourse
6.14.	Specific Performance

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 14, 2013, by and among BROWN SHOE INTERNATIONAL CORP., a Delaware corporation (“Seller”), GALAXY BRAND HOLDINGS, INC., a Delaware corporation (“Buyer”), and, solely for purposes of Article 1, Article 4, Article 5 and Article 6, BROWN SHOE COMPANY, INC., a New York corporation (“Brown Shoe”).  Seller, Brown Shoe and Buyer are referred to herein each as a “Party” and together as the “Parties.”

RECITALS

          A.           Seller owns all of the issued and outstanding capital stock (the “Stock”) of American Sporting Goods Corporation, a Delaware corporation (the “Company”).

          B.           Seller is a wholly-owned direct Subsidiary of Brown Shoe.

          C.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Stock, on the terms and conditions hereinafter set forth.

          D.           Concurrently with the entry into this Agreement, the Company and the “Buyer” named therein (the “Inventory Buyer”), have entered into that certain inventory purchase agreement (the “Inventory Purchase Agreement”) with respect to the purchase and sale of certain inventory of the Company.

          E.           Concurrently with the entry into this Agreement, Brown Shoe, the Inventory Buyer and the Company have entered into a transition services agreement in the form of Exhibit A (“Transition Services Agreement”).

          NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE 1.
PURCHASE AND SALE

      1.1. Purchase and Sale of the Stock.  Pursuant to the terms of this Agreement, at the Closing, Seller shall sell and deliver to Buyer, and Buyer shall purchase from Seller, the Stock, free and clear of all Liens.

      1.2. Closing.  The purchase and sale of the Stock contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Bryan Cave, LLP, 211 N. Broadway, Suite 3600, St. Louis, Missouri, 63102, at 9:00 a.m., local time, on the date of this Agreement or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

       1.3. Purchase Price.

          (a) For purposes of this Agreement, the “Base Purchase Price” shall be Seventy Four Million Dollars ($74,000,000) minus the amount of the Pre-Closing Cash Dividend.

          (b) No less than one Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a schedule (the “Estimated Closing Schedule”) setting forth a good faith estimate (and the calculation thereof in reasonable detail), of (i) the Closing Working Capital (the “Estimated Closing Working Capital”) and (ii) the Merchandise Cost (as defined in the Inventory Purchase Agreement) of the Merchandise (as defined in the Inventory Purchase Agreement) (excluding On-Order Merchandise (as defined in the Inventory Purchase Agreement)) (the “Estimated Inventory Amount”).  The Estimated Closing Schedule shall be based on the most recent month-end balance sheet of the Company (excluding the Excluded Businesses) available to Seller at the time of its preparation of the Estimated Closing Schedule, with such other adjustments as Seller believes necessary to reflect its good faith estimate of changes from the date of such balance sheet until immediately prior to the consummation of the Closing (including giving effect to the Restructuring contemplated by Section 4.5).  The Estimated Closing Schedule shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied consistently with the methodology used to prepare the Balance Sheet (as defined below) (such methodology, the “Company Accounting Methodology”), and the definitions of Working Capital, Merchandise Cost and Merchandise, except to the extent set forth on Schedule 1.3(b) (the “Schedule of Agreed Exceptions”).  To the extent there is any inconsistency between GAAP and the Schedule of Agreed Exceptions, the Schedule of Agreed Exceptions shall take precedence over GAAP as the basis on which the Estimated Closing Schedule is prepared. To the extent there is any inconsistency between the Schedule of Agreed Exceptions and the Company Accounting Methodology, the Schedule of Agreed Exceptions shall take precedence over the Company Accounting Methodology as the basis on which the Estimated Closing Schedule is prepared.  In connection with Buyer’s review of the Estimated Closing Schedule, Seller shall, and shall cause the Company to, provide to Buyer and its representatives reasonable access during normal business hours of the Company to records, work papers, documents, employees and accountants of the Company, as Buyer may reasonably request, and shall cause the employees of Seller and the Company to cooperate in all reasonable respects with Buyer and its representatives in connection with such review.

          (c) The Parties hereby acknowledge the matters set forth on Schedule 1.3(c).

       1.4. Deliveries of Seller at Closing.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

          (a) a stock certificate evidencing the Stock, which certificate shall be either duly endorsed in blank or accompanied by a stock power or other instruments of transfer duly executed and in proper form for transfer to Buyer under applicable law;

          (b) the written resignations, effective the Closing Date, of each director of the Company and each officer of the Company;

          (c) a certificate, as provided in Section 1445(b)(2) of the Code, stating under penalties of perjury that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

          (d) a certificate of good standing, or equivalent certificates, for the Company issued by the Secretary of State (or analogous officer) of (i) Delaware (dated within eleven (11) Business Days of the Closing Date) and (ii) each other jurisdiction set forth on Schedule 1.4(d) (dated within eleven (11) Business Days of the Closing Date);

          (e) the Transition Services Agreement, duly executed by Seller and the Company;

          (f) all share transfer books, minute books and other corporate records of the Company;

          (g) a copy, certified by the Secretary of Seller to be true, complete and correct as of the Closing Date, of the constituent documents of the Company, and resolutions of the board of directors of each of Seller and Brown Shoe, authorizing and approving the transactions contemplated hereby; and

          (h) the Guarantee and Collateral Agreement among the Company, Buyer and Seller, dully executed by the Company and Seller.

For purposes of this Agreement, “Business Day” shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of Missouri, United States of America.

      1.5. Deliveries of Buyer at Closing.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

          (a) an amount equal to the Closing Purchase Price minus the Note Amount (the “Closing Payment”) by wire transfer of immediately available funds to the account of Seller designated in writing by Seller to Buyer one (1) day prior to the Closing Date;

          (b) a copy, certified by the Secretary of Buyer to be true, complete and correct as of the Closing Date, of the resolutions of the members of Buyer, authorizing and approving the transactions contemplated hereby;

          (c) a promissory note in the amount of $11,968,956 (the “Note Amount”) in the form of Exhibit F (the “Note”), duly executed by Buyer; and

          (d) documents required to be delivered pursuant to Exhibit B of the Note.

       1.6. Inventory; Closing Working Capital.

          (a) If the Merchandise Cost of the Merchandise (excluding on On-Order Merchandise) based on the Inventory Taking (as defined in the Inventory Purchase Agreement) (such Merchandise Cost, the “Final Inventory Amount”) is greater than the Estimated Inventory Amount, Buyer shall pay to Seller the amount, if any, of such excess.  If the Estimated Inventory Amount is greater than the Final Inventory Amount, Seller shall pay to Buyer the amount, if any, of such excess.  Buyer and Seller agree that any payment required to be made pursuant to this Section 1.6(a) (the amount of such payment, the “Inventory Adjustment Amount”) shall be made on the third Business Day following the reconciliation of the final agreed report of the Merchandise located at the Fontana Warehouse (as defined in the Inventory Purchase Agreement) and the In-Transit Merchandise (as defined in the Inventory Purchase Agreement) at the conclusion of the Inventory Taking by wire transfer in immediately available funds to a bank account or bank accounts designated in writing by Seller or Buyer, as the case may be, to the other party.

          (b) As promptly as practicable, but in no event later than August 12, 2013, Seller shall prepare and deliver to Buyer a schedule (the “Final Closing Schedule ”) setting forth in reasonable detail Seller’s calculation of the Closing Working Capital, which shall be prepared in accordance with GAAP, applied consistently with the Company Accounting Methodology, and the definition of Working Capital, except to the extent set forth on the Schedule of Agreed Exceptions.  To the extent there is any inconsistency between GAAP and the Schedule of Agreed Exceptions, the Schedule of Agreed Exceptions shall take precedence over GAAP as the basis on which the Final Closing Schedule is prepared.  To the extent there is any inconsistency between the Schedule of Agreed Exceptions and the Company Accounting Methodology, the Schedule of Agreed Exceptions shall take precedence over the Company Accounting Methodology as the basis on which the Final Closing Schedule is prepared.  In connection with Seller’s preparation of the Final Closing Schedule and, if applicable, at any time during which the parties have engaged the Accounting Firm with respect to a Disputed Item, Buyer shall cause to be provided to Seller and its representatives reasonable access during normal business hours of the Company to records, work papers, documents and employees of the Company, as Seller may reasonably request, and shall cause the employees of Buyer to cooperate in all reasonable respects with Seller and its representatives in connection with such preparation.  In connection with Buyer’s review of the Final Closing Schedule and, if applicable, at any time during which the parties have engaged the Accounting Firm with respect to a Disputed Item, Seller shall provide to Buyer and its representatives reasonable access during normal business hours of Seller to records, work papers, documents and employees of Seller, as Buyer may reasonably request, and shall cause the employees of Seller to cooperate in all reasonable respects with Buyer and its representatives in connection with such review.  Buyer will notify Seller in writing (“Buyer’s Dispute Notice”) within 45 days after receiving the Final Closing Schedule if Buyer disagrees with Seller’s calculation of the Closing Working Capital set forth in the Final Closing Schedule, which notice shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and Buyer’s calculation of the Closing Working Capital.  If Buyer timely delivers to Seller a Buyer’s Dispute Notice, only those matters specified in such Buyer’s Dispute Notice shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Final Closing Schedule shall be deemed to be final and binding on the parties hereto.  If no Buyer’s Dispute Notice is delivered by Buyer within such 45-day period, Seller’s calculation of the Closing Working Capital as set forth in the Final Closing Schedule shall be final and binding upon the parties hereto.

          (c) Upon receipt by Seller of Buyer’s Dispute Notice, Seller and Buyer shall negotiate in good faith to resolve any disagreement with respect to the Disputed Items and any resolution by Seller and Buyer of such Disputed Items shall be final and binding on the parties hereto.  To the extent Buyer and Seller are unable to agree with respect to any Disputed Items within 30 days after receipt by Seller of Buyer’s Dispute Notice, Buyer and Seller shall promptly, and in any event, within 15 days after the end of such 30-day period, engage Protiviti (or, if Protiviti does not accept such engagement within 10 days, an independent accounting firm of recognized national standing mutually selected by Buyer and Seller in good faith) (the “Accounting Firm”) and submit their dispute to the Accounting Firm for a binding resolution.  Except as specified in the following sentence, the cost of any dispute resolution procedure (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.6 shall be borne, in its entirety, by the Party whose calculation of the Final Purchase Price based upon its calculation of Closing Working Capital as initially submitted to the Accounting Firm is furthest away from the Final Purchase Price based upon the Closing Working Capital as determined by the Accounting Firm.  The fees and expenses of each Party incurred in connection with the determination of Final Closing Working Capital as set forth in this Section 1.6 shall be borne by the Party incurring such fees and expenses.

          (d) Not later than 15 days after the engagement of the Accounting Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), Seller and Buyer shall submit simultaneous briefs to the Accounting Firm (with a copy to the other party or parties) setting forth their respective positions regarding the Disputed Items, and not later than 15 days after the submission of such briefs Seller and Buyer shall submit simultaneous reply briefs (with a copy to the other party or parties).  If an additional briefing, a hearing or other information is required by the Accounting Firm, the Accounting Firm shall give notice thereof to the parties as soon as practicable before the expiration of such 15-day period, and the parties shall respond as promptly as practicable.  Seller and Buyer shall instruct the Accounting Firm to render its decision resolving the dispute within 15 days after submission of the reply briefs or, in the event additional briefing, a hearing or other information is required, within 15 days after the completion of such additional briefing, hearing, or the submission of such additional information, as the case may be, and during such period, the Parties shall make available to the Accounting Firm such individuals and such information, books and records as may be reasonably requested by the Accounting Firm to make its final determination.  In resolving any Disputed Item, the Accounting Firm (i) shall act as an accounting expert and not as an arbitrator, (ii) shall be bound by the provisions of this Section 1.6 and the definition of Closing Working Capital and the definitions included therein, (iii) shall limit its review to the Disputed Items submitted to the Accounting Firm for resolution, and shall be instructed not to otherwise investigate matters independently, and (iv) shall further limit its review solely to whether the Final Closing Schedule has been prepared in accordance with this Section 1.6 and the definition of Closing Working Capital and the definitions included therein or contains any mathematical or clerical error.  The determination of any Disputed Items cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, specified in writing for any such item in the Final Closing Schedule or the Buyer’s Dispute Notice (or, if closer to the value specified in writing in the Buyer’s Dispute Notice or Final Closing Schedule, respectively, the value specified in writing by the relevant party in its brief to the Accounting Firm at the commencement of such 15-day period.  Seller and Buyer agree that the resolution by the Accounting Firm of any Disputed Items shall be final and binding on the parties hereto.  Seller and Buyer agree that the procedure set forth in this Section 1.6 for resolving disputes with respect to the Closing Working Capital shall be the sole and exclusive method for resolving such disputes, provided that the Parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having competent jurisdiction over the Party against which such determination is to be enforced.  Closing Working Capital, as agreed upon by Seller and Buyer, as deemed agreed upon pursuant to the last sentence of Section 1.6(b) or as determined by the Accounting Firm in accordance with Section 1.6(c) and Section 1.6(d), shall be termed the “Final Closing Working Capital”.

          (e) If the Final Purchase Price (based upon the Final Closing Working Capital) is greater than the Closing Purchase Price, Buyer shall pay to Seller the amount, if any, of such excess minus the Inventory Adjustment Amount.  If the Closing Purchase Price is greater than the Final Purchase Price (based upon the Final Closing Working Capital), Seller shall pay to Buyer the amount, if any, of such excess minus the Inventory Adjustment Amount.  Buyer and Seller agree that any payment required to be made pursuant to this Section 1.6(e) shall be made within three Business Days after the Final Closing Working Capital become final and binding on the Parties by wire transfer in immediately available funds to a bank account or bank accounts designated in writing by Seller or Buyer, as the case may be, to the other party.

          (f) No amount with respect to a matter shall be included more than once in the calculation of the Closing Working Capital or the Final Inventory Amount.

          (g) If the delivery deadline date for the Final Closing Schedule or the Buyer’s Dispute Notice is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

          (h) For purposes of this Agreement:

             (i) “Base Working Capital” means $5,278,000 minus the Base Inventory Amount.

             (ii) “Base Inventory Amount” means $24,106,000.

             (iii) “Closing Purchase Price” means the Base Purchase Price (i) plus an amount, if any, equal to the amount by which the Estimated Closing Working Capital is greater than the Base Working Capital, (ii) minus an amount, if any, equal to the amount by which the Base Working Capital is greater than the Estimated Closing Working Capital, (iii) plus an amount, if any, equal to the amount by which the Estimated Inventory Amount is greater than the Base Inventory Amount, and (iv) minus an amount, if any, equal to the amount by which the Base Inventory Amount is greater than the Estimated Inventory Amount.

             (iv) “Closing Working Capital” means the Working Capital as of 11:59 p.m. (local time) on May 13, 2013.

             (v) “Final Purchase Price” means the Base Purchase Price (i) plus an amount, if any, equal to the amount by which the Final Closing Working Capital is greater than the Base Working Capital, (ii) minus an amount, if any, equal to the amount by which the Base Working Capital is greater than the Final Closing Working Capital, (iii) plus an amount, if any, equal to the amount by which the Final Inventory Amount is greater than the Base Inventory Amount, and (iv) minus an amount, if any, equal to the amount by which the Base Inventory Amount is greater than the Final Inventory Amount.

             (vi) “Working Capital” means, as of any date of determination, the Company’s current assets (excluding (i) income or other Tax assets and rights to Tax refunds to which Seller is entitled pursuant to Section 4.3, (ii) amounts due from Brown Shoe or its controlled Affiliates (other than amounts due from Famous Footwear or Shoes.com or other e-commerce Affiliates of Brown Shoe for merchandise sold in a manner consistent with past practices or on arms-length terms by the Company in the Ordinary Course of Business), (iii) any Excluded Assets and (iv) any inventory or other Merchandise and associated reserves) minus the Company’s current liabilities (excluding (w) income Tax liabilities, (x) amounts due to Brown Shoe or its controlled Affiliates (other than amounts due to Yingtan ASG Footwear Co., Ltd. for merchandise ordered in a manner consistent with past practices or on arms-length terms by the Company in the Ordinary Course of Business) and (y) any Excluded Liabilities (other than outstanding checks in accordance with the Schedule of Agreed Exceptions)), in each case, as determined in accordance with GAAP, applied consistently with the Company Accounting Methodology, except to the extent set forth on the Schedule of Agreed Exceptions.

             (vii) “Ordinary Course of Business” means only the ordinary course of commercial operations customarily engaged in by such Person consistent with past practices, and specifically does not include (a) activity (I) involving the purchase or sale of such Person or any product line or business unit thereof, (II) involving assumption, adoption, or modification of any Plan or (III) that, under applicable Law, approval by the Board of Directors or Managers, as applicable, managers, equity holders or members of such Person would be required or (b) the incurrence of any liability for any tort.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller hereby represents and warrants to Buyer that the statements contained in this Article 2 are true and correct on the date hereof (except for those representations and warranties which address matters only as of a particular date or period, which shall be true and correct as of such date or period); providedhowever, that except to the extent expressly provided otherwise in this Article 2, none of the representations and warranties contained in this Article 2 are made with respect to the Excluded Businesses, the Excluded Assets or the Excluded Liabilities, it being understood and agreed that this proviso does not in any way limit the indemnification obligation set forth in Section 5.2(a)(iii) (including the parenthetical thereto).

       2.1. Organization, Qualification.  Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth opposite the name of Seller and the Company on Schedule 2.1 of the Disclosure Schedules attached hereto (the “Disclosure Schedules”).  The Company has all requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, other than those jurisdictions where the failure to be so registered, in such standing, licensed, or qualified has not had and does not have, individually or in the aggregate, an adverse economic impact on the Company in excess of fifty thousand dollars ($50,000).  Seller has provided or made available to Buyer true, complete and correct copies of the organizational and constituent documents as currently in effect of the Company.

       2.2. Subsidiaries.  The Company does not have any Subsidiaries.  For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation, association, limited liability company or other business entity of which more than fifty percent (50%) of (i) the total equity interest or (ii) total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.  The Company does not own any capital stock or other equity or voting interest in any Person.  The Company does not have the right or the obligation to acquire any capital stock or other equity or voting interest in, or any interest convertible or exchangeable or exercisable for, any capital stock or other equity or voting interest in, any Person.  For purposes of this Agreement, “Permitted Liens ” shall mean (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ or other similar Liens arising or incurred in the Ordinary Course of Business, but only to the extent included as liabilities in Final Working Capital, (x) for amounts not more than thirty (30) days overdue or that are being contested in good faith and (y) for which adequate reserves have been established on the books and records of the Company in accordance with GAAP, (ii) easements, rights-of-way, zoning restrictions and other similar charges and encumbrances on real property (whether or not of record) imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the Ordinary Course of Business of the Company, and (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith by appropriate proceedings, provided however, in any case, only to the extent appropriate reserves have been established on the books and records of the Company in accordance with GAAP.  For purposes of this Agreement, “Excluded Subsidiaries” means Brown Shoe Asia Investment Limited, a company incorporated under the laws of Hong Kong; ASG Asia Investments Company Limited, a company incorporated under the laws of Hong Kong; Shangrao ASG Footwear Co., Ltd., a corporation organized under the laws of China; Yingtan ASG Footwear Co., Ltd., a corporation organized under the laws of China; Yihuang County ASG Footwear Co., Ltd, a corporation organized under the laws of China; Jishui ASG Footwear Co., Ltd., a corporation organized under the laws of China, Shanghai American Sports Trading Co., Ltd. and its subsidiaries, Yingtan Turntec Footwear Co., Ltd., a corporation organized under the laws of China, and Wonderful Idea Investments Limited, a company organized under the laws of Hong Kong.

       2.3. Capitalization.

          (a) The Stock consists of 1,000 shares of common stock, $0.001 par value per share.  Immediately prior to the consummation of the Closing, all shares of the Stock will be owned by Seller, of record and beneficially, and will constitute the only issued and outstanding capital stock of the Company.  All of the shares of the Stock have been duly authorized, have been validly issued and are fully paid and non-assessable.  Immediately prior to the consummation of the Closing, all of the Stock will be owned by Seller free and clear of any Lien and free of any other limitation or restriction (including any restrictions on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except as provided by state and federal securities Laws. The Restructuring has been consummated.

          (b) Except for Buyer’s rights pursuant to this Agreement, (i) there are no authorized or outstanding (A) securities of the Company other than the Stock or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company or any securities or right convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Stock, (ii) the Company is not subject to any obligation to issue, sell, deliver, redeem, or otherwise transfer, acquire or retire the Stock and (iii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.  There is no shareholder agreement, buy-sell agreement, voting trust or other agreement or understanding to which the Company is a party or to which it is bound or by which any of the shares of Stock are bound.  There are no outstanding and unexercised warrants, options or unit appreciation rights exercisable for shares of Stock.  All of the Stock has been issued in accordance with applicable Laws and without violation of any preemptive rights.

2.4. Authorization; Enforceability; Non-contravention; Consents.

          (a) Each of Seller and Brown Shoe has full corporate power and authority to enter into this Agreement, the Transition Services Agreement and every other certificate, instrument or agreement contemplated by this Agreement or the foregoing agreements (collectively, the Transition Services Agreement and every other certificate, instrument or agreement contemplated by this Agreement or the foregoing agreements, the “Ancillary Agreements”), in each case, to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by each of Seller and Brown Shoe has been duly authorized by all requisite corporate action on the part of each of Seller and Brown Shoe, and no other corporate or stockholder action on the part of either Seller or Brown Shoe or its respective stockholders is necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Seller or Brown Shoe of the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreement to which it is a party, assuming due and valid authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller and Brown Shoe, enforceable against Seller and Brown Shoe in accordance with its respective terms, except to the extent that enforceability hereof may be affected by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

          (b)

             (i) Except as set forth on Schedule 2.4(b)(i) of the Disclosure Schedules and except to the extent exclusively related to the Excluded Businesses, none of the Company, Seller or Brown Shoe is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, Lien, lease, Contract or other instrument or written obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Seller or Brown Shoe of this Agreement or any Ancillary Agreement to which it is a party, except for those agreements, licenses, or Contracts where such breach or violation does not, individually or in the aggregate, subject the Company, Seller or Brown Shoe to any material liability or otherwise adversely affect the Company, Seller or Brown Shoe in any material respect.

             (ii) No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or any nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Governmental Authority”) is required in connection with the execution, delivery or performance of this Agreement by Seller or Brown Shoe or any Ancillary Agreement to which it is a party, or the consummation by Seller or Brown Shoe of the transactions contemplated hereby or thereby, except (A) where the failure to obtain any permit, consent, waiver, approval or authorization does not, individually or in the aggregate, subject such entity or the Company (except to the extent exclusively related to the Excluded Businesses) to any material liability or otherwise adversely affect such entity or the Company in any material respect or (B) any permits, consents, waivers, approvals or authentications which relate exclusively to the Excluded Businesses.

             (iii) The execution of this Agreement by Seller and Brown Shoe and the execution by Seller and Brown Shoe of any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby will not result in the creation of any Liens (except Permitted Liens) against the Company, Seller or Brown Shoe or any of the properties or assets of the Company, Seller or Brown Shoe (excluding the Excluded Assets).

             (iv) None of the execution and delivery of this Agreement by Seller and Brown Shoe or any Ancillary Agreement to which it is a party, the performance by Seller and Brown Shoe of their obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will violate or result in any breach of any provision of the organizational documents of the Company, Seller or Brown Shoe.

      2.5. Financial Statements.

          (a) Set forth on Schedule 2.5(a)-1 of the Disclosure Schedules are (i) the unaudited balance sheet of the Company as of February 2, 2013, the related unaudited statement of income of the Company for the fiscal year then ended, and the related unaudited statement of cash flows of the Company for the fiscal year then ended (the “Annual Financial Statements”), (ii) the unaudited monthly balance sheet of the Company as of October 27, 2012, the related unaudited statement of income of the Company for the fiscal year-to-date period then ended and the related unaudited statement of cash flows of the Company for the fiscal year-to-date period then ended, and for each (i) and (ii), the balance sheets and statements of income of each, separately identifying the accounts associated with the Excluded Businesses (the financial statements described in clause (ii) being the “Interim Financials,” and together with the Annual Financial Statements, the “Financial Statements”).  For purposes of this Agreement, the unaudited balance sheet of the Company less the Excluded Businesses column as of October 27, 2012 shall be considered the “Balance Sheet.”

          (b) The Financial Statements were derived from the books and records of Seller, the Company and except as set forth on Schedule 2.5(b) of the Disclosure Schedules, (i) are true, complete and correct in all material respects, (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company, at the dates and for the periods indicated, subject to normal year-end adjustments and as otherwise set forth therein, in accordance with GAAP, and (iii) have been prepared in accordance with GAAP applied consistently, subject to normal year-end adjustments and the absence of footnotes.

          (c) Except as set forth on Schedule 2.5(c) of the Disclosure Schedules, the Company does not have, as of the consummation of the Closing, any Indebtedness.  For purposes of this Agreement, “Indebtedness” shall mean, without duplication, (i) all indebtedness for borrowed money or advances; (ii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to the Company, which have been endorsed by the Company for collection in the Ordinary Course of Business), including all obligations evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations under conditional sale or other title retention agreements relating to property acquired by the Company; (iv) all obligations in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the Ordinary Course of Business), including earn-out arrangements; (v) all obligations of the type described in clauses (i) – (iv) and (vi) – (x) of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company, whether or not such obligation secured thereby has been assumed; (vi) guaranties securing obligations of others including those of the type described in clauses (i) – (v) and (vii) – (x); (vii) all obligations under capital leases, purchase money obligations or surety bonds; (viii) all obligations, contingent or otherwise, of the Company as an account party in respect of letters of credit, to the extent drawn, and letters of guaranty; (ix) all obligations, contingent or otherwise, in respect of bankers’ acceptances; (x) the net termination obligations of all interest rate and other hedging agreements, in each case excluding any intercompany indebtedness; and (xi) any prepayment premiums, accrued interest, fees and expenses related to any of the items in clauses (i) - (x).

      2.6. Books and Records; Business Practices.  True, correct and complete copies of the books of account, stock record books, minute books, and other corporate records of the Company (except to the extent exclusively related to the Excluded Businesses) in existence as of the date of this Agreement have been provided or made available to Buyer prior to the date of this Agreement, and such books and records have been maintained in all material respects in accordance with good business practices.  The Company maintains accurate books and records which fairly reflect in all material respects transactions relating to the Company, excluding to the extent related exclusively to the Excluded Businesses.

       2.7. Taxes.  Except as set forth on Schedule 2.7 of the Disclosure Schedules:

          (a) The Company and each affiliated group of corporations of which the Company is or ever has been a member and the Seller or the Company is the common parent, within the meaning of Section 1504 of the Code, and similar state, local or foreign consolidated, unitary or combined groups (the “Company Group”) has filed, or caused to be filed, on a timely basis all Tax Returns required to be filed by the Company and each Company Group, and such Tax Returns are true, correct and complete in all material respects.  Without limiting the foregoing, none of the Tax Returns contains any position that is subject to penalties under Section 6662 of the Internal Revenue Code (“Code”), or any corresponding provisions of state, local or non-U.S. Tax law (whether or not such penalties have been asserted by or paid to a Governmental Authority).  The Company has not entered into any “listed transactions” as defined in Treasury regulation 1.6011-4(b)(2).

          (b) None of the Company or any Company Group is currently the beneficiary of any extension of time within which to file any Tax Return.

          (c) All Taxes due and owing by the Company and each Company Group (whether or not reflected on any Tax Return) have been timely and fully paid.

          (d) The Company has complied in all material respects with all Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or any similar provision of state, local, or non-U.S. law), and has timely and properly withheld and paid all Taxes required to have been withheld and paid and complied with information requirements with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (e) Since February 17, 2011, the Company has not acquired the assets of any corporation in a transaction described in Section 381(a) of the Code.

          (f) There are no material liens, claims, hypothecations, encumbrances, security interests, mortgages, deeds of trust, charges, pledges, equitable interests or other restrictions or adverse claims of whatever nature, including any restrictions on use, transfer, receipt of income, voting or exercise of any other attribute of ownership (collectively, “Liens”) for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company.

          (g) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement (other than (i) such agreements with customers, vendors, lessors or the like entered into in the Ordinary Course of Business and (ii) Tax distribution provisions and standard Tax indemnity provisions entered into in connection with purchase or sale agreements or credit or other commercial agreements).

          (h) The Company is not a party to or a partner in any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal Income Tax purposes.

          (i)Since February 17, 2011, no written claim has ever been made by a taxing authority in a jurisdiction where neither the Company nor any Company Group files Tax Returns that the Company or any Company Group is subject to taxation by that jurisdiction, other than any such claim that has been resolved with the applicable taxing authority.

          (j) No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted solely with respect to the Company or any Company Group.

          (k) Since February 17, 2011, none of the Company or any Company Group has received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where none of the Company or any Company Group has filed a Tax Return) any (i) notice indicating an intent to open an audit or other review solely of the Company; (ii) request for information related to Tax matters solely of the Company; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority solely against the Company or any Company Group with respect to any period for which the limitation period on assessing additional Tax has not closed.

          (l) There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns solely of the Company or any Company Group, nor has the Company or any Company Group agreed to any extension of time with respect to a Tax assessment or deficiency.

          (m) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

          (n) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

          (o) None of the Company or any Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income or reduce its tax basis in any asset for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign Law); or (v) prepaid amount received on or prior to the Closing Date.

          (p) Except as provided in Schedule 2.7(p) of the Disclosure Schedules, the Company does not file as part of a consolidated, combined, unitary or similar group for the purposes of U.S. Federal, state, local or foreign tax law.

          (q) As used in this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, environmental (under Section 59A of the Code), customs, duties, ad valorem, value added and excise taxes; Pension Benefit Guaranty Corporation premiums and any other governmental charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not.  Any one of the foregoing shall be referred to as a “Tax.”  “Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts).

          (r) As used in this Agreement, “Tax Returns” means all returns, reports, notices, forms, estimates, declarations, claims for refund, information statements or returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.  Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”  “Income Tax Return” means a Tax Return with respect to Income Taxes.

      2.8. Assets and Real Property.

          (a) Except as set forth on Schedule 2.8(a) of the Disclosure Schedules or to the extent exclusively used in the Excluded Businesses, the Company has good and valid title to or, in the case of leased property, good and valid leasehold interests in, all of the assets and property owned, used regularly or held for regular use in connection with or necessary for the conduct of the business of the Company in the manner it is currently conducted, including those reflected on the on the unaudited balance sheet of the Company as of February 2, 2013, (but excluding the Excluded Businesses and any such assets and properties sold, consumed or otherwise disposed of in the Ordinary Course of Business since February 2, 2013), free and clear of all Liens, other than Permitted Liens.

          (b) Except as set forth on Schedule 2.8(b) of the Disclosure Schedules or for the Excluded Assets, (i) all of the tangible property of the Company has been maintained in accordance with normal industry practice in all material respects, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used and (ii) none of the tangible property of the Company is in the possession of others (including bailees and warehousemen) and the Company holds no property on consignment.

          (c) The Company does not own in fee any real property interests.

          (d) Except to the extent exclusively related to the Excluded Businesses, Schedule 2.8(d) of the Disclosure Schedules sets forth (whether as lessee or lessor) a complete and accurate list of all leases of real property (such real property, the “Leased Real Property”) to which the Company is a party or by which it is bound (each a “Real Property Lease” and collectively the “Real Property Leases”).  Except as set forth on Schedule 2.8(d) of the Disclosure Schedules, each Real Property Lease is valid and binding on the Company and, to the Seller’s Knowledge, on the other parties thereto, and is in full force and effect and, and subject to Seller’s Knowledge, enforceable against the parties thereto, subject further to bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.  Except as set forth on Schedule 2.8(d) of the Disclosure Schedules, the Company and, to the Seller’s Knowledge, each of the other parties thereto, is not in material default under each Real Property Lease.  Other than the Real Property Leases, none of the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

          (e) True and accurate copies of the written Real Property Leases (including all amendments and modifications thereto) have been provided to Buyer.

          (f) This Section 2.8 does not relate to matters relating to Intellectual Property, which are the subject of Section 2.11.

      2.9. Accounts Receivable; Inventories.

          (a) Set forth on Schedule 2.9(a)-1 of the Disclosure Schedules is a list of all the accounts receivable of the Company and an aging schedule relating thereto (excluding any such accounts receivables that are exclusively related to the Excluded Businesses), each as of the end of the last completed fiscal month prior to the date hereof.  Such accounts receivable (the “Accounts Receivable”) are valid as of the end of the last completed fiscal month prior to the date hereof and, except as set forth on Schedule 2.9(a)-1 of the Disclosure Schedules, all such Accounts Receivable arose in the Ordinary Course of Business.  To the Seller’s Knowledge, the Company has not charged any of its customers (other than to the extent exclusively related to the Excluded Businesses) for amounts in excess of the amounts that such customer had previously agreed to pay for the goods and services provided to it by the Company.  “To the Seller’s Knowledge” or any other similar knowledge qualification with respect to Seller in this Agreement means the actual knowledge of the Persons set forth in Schedule 2.9(a)-2 of the Disclosure Schedules.

          (b) Set forth on Schedule 2.9(b) of the Disclosure Schedules is a list of all the inventories of the Company on hand (excluding the Excluded Assets) and an aging schedule relating thereto, each as of the end of the last completed fiscal month prior to the date of this Agreement.

       2.10. Material Contracts.

          (a) Schedule 2.10(a)(i)-(x) of the Disclosure Schedules sets forth, as of the date of this Agreement, all Contracts to which the Company is a party or the Company or any of its respective assets or properties are otherwise bound or that otherwise relate to the business of the Company, of the type described below (except for any Contract that is an Excluded Asset or Excluded Liability) (each, a “Material Contract”):

             (i) Any contract, agreement or purchase order providing for the sale of products, the provision of services or warranty liability in excess of $75,000, in any such case, by the Company to any other Person;

             (ii) Any single contract or purchase order providing for an expenditure by the Company in excess of $75,000 or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company in excess of $75,000;

             (iii) Any contract pursuant to which the Company is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $75,000);

             (iv) Any Contract involving Indebtedness of the Company;

             (v) Any Contract containing outstanding obligations relating to the settlement of any Action;

             (vi) All partnership, limited liability company, joint venture or similar Contracts relating to the Company;

             (vii) Any sales agency, sales representation, consulting, distributorship or franchise agreement that is (i) projected to provide for the Company to make or receive payments in excess of $75,000 in a calendar year or (ii) are not terminable on ninety (90) days’ notice or less without penalty;

             (viii) Any Contract (A) prohibiting competition by the Company, (B) binding any party to any exclusive business arrangement, or (C) prohibiting the Company or any of its employees from freely engaging in any business anywhere in the world, in each case, excluding Contracts governing exclusive license and distribution relationships which are set forth in Schedule 2.10(a)(ix) of the Disclosure Schedules entered into in the Ordinary of Business which generally contain standard exclusivity provisions along with other restrictive covenants;

             (ix) Any license, consent, permission, covenant not to sue or other agreement by which the Company licenses from a third party Intellectual Property that is material to the conduct of the business of the Company (and, for the avoidance of doubt, expressly excluding any license of commercial Software licensed on non-discriminatory terms), or by which the Company permits a third party to use any Company Intellectual Property;

             (x) Any Contract pursuant to which the Company has entered into or has agreed to enter into any hedging or similar transactions; and

             (xi) Any commitment to do any of the foregoing described in clauses (i) through (x).

          (b) For the purpose of this Agreement, a “Contract” and collectively, the “Contracts” shall mean, with respect to a Person, each written or oral contract, agreement, commitment, license, lease, indenture, or evidence of indebtedness to which such Person is a party or is otherwise obligated.

          (c) Schedule 2.10(c)-1 of the Disclosure Schedules lists each Material Contract that directly benefits, or contains direct obligations or liabilities with respect to, both the Company and an Excluded Business (each, a “Shared Contract”).  Each Material Contract is in full force and effect and is a valid, binding and enforceable obligation of the Company and, to the Seller’s Knowledge, the other parties thereto in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.  Neither the Company nor, to the Seller’s Knowledge, any other party to any of the Material Contracts is in material default under or in material breach of such Material Contract.  Except as set forth on Schedule 2.10(c)-2 of the Disclosure Schedules, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute such a material default or material breach.  True and correct copies of the Material Contracts have been provided or made available to Buyer prior to the date of this Agreement.

       2.11. Intellectual Property.

          (a) For purposes of this Agreement, the following terms shall have the identified meanings:

             (i) “Intellectual Property” means:  intellectual property of any type throughout the world, including, but not limited to:  (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisionals, non-provisionals, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names and other indicia of source of origin, including without limitation characters, symbols, slogans, trade dress and designs, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) tangible works of authorship, copyrights, whether registered or unregistered, and registrations and applications for registration thereof; (iv) trade secrets, confidential information and know-how; (v) domain names registrations; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), improvements, modifications, invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, recipes, drawings, specifications, designs, molds, algorithms, prospect lists, customer lists, supplier lists, sales and customer information, projections, analyses, and market studies, and all rights therein and thereto; (ix) advertisements and materials used in and for promotions, and all rights therein and thereto; (x) websites (including the layout, design and contents of the web pages and underlying codes) and all rights therein and thereto; (xi) all other proprietary information and intellectual property, in all forms and media, and all goodwill associated therewith, and whether or not subject to patent, copyright, trademark, design or other intellectual property registration; (xii) all rights pertaining to any of the foregoing arising under international treaties and convention rights; (xiii) the right and power to assert, defend and recover title to any of the foregoing; and (xiv) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xv) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

             (ii) “Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned, in whole or in part, by the Company (excluding any Intellectual Property that is an Excluded Asset).

             (iii) “Software” means all computer software, firmware, programs, and data, in any form, including without limitation, development tools, library functions, compilers, and platform and application software, whether in source or object code format.

          (b) Schedule 2.11(b) of the Disclosure Schedules contains a true, complete and accurate list, as of the date of this Agreement, of each of the items of Company Intellectual Property comprising issued patents and patent applications, registered trademarks and applications for trademark registration, copyright registrations and applications for registration of copyright, and domain name registrations, setting forth for each such item:  the respective registration or issuance number, application number, filing date, date of issuance or registration, owner(s), and jurisdiction in which such item is registered, issued or pending.

          (c) Except as described in Schedule 2.11(c) of the Disclosure Schedules, the Company is the sole and exclusive owner of all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens and restrictions on Company Intellectual Property that are set forth in the terms and conditions of any licenses of Company Intellectual Property listed in Schedule 2.10(a)(ix) of the Disclosure Schedules).  The Company has the right to use and otherwise exploit, in the manner currently used or exploited by the Company, the Intellectual Property owned, used, or held for use by the Company in the conduct of its business (excluding to the extent exclusively related to the Excluded Businesses), which constitutes all Intellectual Property necessary for the conduct of the business of the Company in the manner it is currently conducted (excluding to the extent exclusively related to the Excluded Businesses), it being understood that the representations and warranties set forth in this Section 2.11(c) shall not be construed as representations or warranties with respect to non-infringement, which are the subject of Section 2.11(e).

          (d) Except as set forth in Schedule 2.11(d) of the Disclosure Schedules, (i) the Company Intellectual Property set forth on Schedule 2.11(b) of the Disclosure Schedules that is material to the business of the Company is valid and enforceable and (ii) all other Company Intellectual Property set forth on Schedule 2.11(b) of the Disclosure Schedules is, to the Seller’s Knowledge, valid and enforceable.  Except as set forth in Schedule 2.11(d) of the Disclosure Schedules, the Company Intellectual Property set forth on Schedule 2.11(b) of the Disclosure Schedules is, not the subject of any pending or, to the Seller’s Knowledge, threatened proceeding before any Governmental Authority alleging or determining the invalidity or unenforceability of any item of Company Intellectual Property, or determining, challenging or contesting the Company’s ownership thereof, other than a proceeding where an adverse determination would not be expected to subject the Company to any material liability or otherwise adversely affect the Company in any material respect.

          (e) To the Seller’s Knowledge, the conduct of the business of the Company (except to the extent exclusively related to the Excluded Businesses) does not infringe, misappropriate or dilute the Intellectual Property of any Third Person. Except as set forth in Schedule 2.11(e) of the Disclosure Schedules, there are no pending, or to the Seller’s Knowledge threatened, written claims, demands or assertions, proceedings or actions alleging such infringement, misappropriation or dilution, including by way of example and not limitation cease and desist letters or offers of license.

          (f) There has not been, to the Seller’s Knowledge, any unauthorized use, exploitation or disclosure of any trade secrets or confidential or proprietary information included within the Company Intellectual Property.

          (g) Except as set forth in Schedule 2.11(g) of the Disclosure Schedules, the Company has taken commercially reasonable actions to maintain and protect the confidentiality of any Company Intellectual Property constituting trade secrets or confidential or proprietary information.  Except as set forth in Schedule 2.11(g) of the Disclosure Schedules and except to the extent of the expiration of the natural life of any patent, copyright or other Company Intellectual Property, no material Company Intellectual Property listed on Schedule 2.11(b) of the Disclosure Schedules has been abandoned, cancelled or permitted to lapse.

          (h) Except as set forth in Schedule 2.11(h) of the Disclosure Schedules, the consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any rights of the Company under any Company Intellectual Property.

      2.12. Litigation.  Except as set forth on Schedule 2.12-1 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, (a) there is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), government or grand jury investigation (any of the foregoing, “Action”) pending or, to the Seller’s Knowledge, threatened against the Company in which the amount in controversy was in excess of $25,000 and which has not been fully resolved without any further liability or obligation to the Company and (b) the Company is not subject to any judgment, order, writ, injunction or decree of any court or other Governmental Authority, other than those of general applicability (each, an “Order”).  Except as set forth on Schedule 2.12-2 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, since February 17, 2011, none of the Company, Seller, Brown Shoe or any Affiliate controlled by Brown Shoe has received written notice as to any claim or allegation relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive, exemplary or consequential damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company or any of its employees.  Except as set forth on Schedule 2.12-3 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, since February 17, 2011, no Person affiliated with or on behalf of the Company has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or in connection with their respective businesses, except where failure to so file or provide such information has not subjected the Company to any material liability or otherwise adversely affected the Company in any material respect.

      2.13. Absence of Certain Changes.  Since October 27, 2012, there has not been a Company Material Adverse Effect.  Since October 27, 2012 and until the date of this Agreement, except as set forth on Schedule 2.13 of the Disclosure Schedules, to the extent exclusively related to the Excluded Businesses or actions effected pursuant to (and in accordance with) the terms of the Restructuring, there has not been:

          (a) Except as may be required by Law or the terms of the Plans, any increase in an amount greater than the lesser of (i) $25,000 in or (ii) 15% of compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any equity holder, director, officer, agent, or employee of the Company, or in any benefits granted under any Plan with or for the benefit of any such equity holder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 2.17 of the Disclosure Schedules or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

          (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person with respect to any securities of the Company;

          (c) Any borrowing or incurrence of any other Indebtedness (other than the creation of accounts or trade payable in the Ordinary Course of Business), contingent or otherwise, by or on behalf of the Company (it being understood that the foregoing is not intended to describe obligations of the Company under Contracts to sell or distribute products to others);

          (d) Any modification or termination of any material Government license, permit or other authorization issued to the Company (except to the extent related exclusively to the Excluded Businesses);

          (e) Any acquisition of or investment by the Company in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;

          (f) Any sale, transfer, lease or other disposition by the Company of any assets valued at greater than $50,000 other than in the Ordinary Course of Business;

          (g) Any waiver by the Company of any claims or rights with respect to any Action or Order if such waiver would involve amounts individually or in the aggregate in excess of $75,000;

          (h) Any material change in the manner in which the books of account and records of the Company are kept;

          (i) Any material change in any method of accounting or accounting practice or policy of the Company other than those required after the date thereof by GAAP;

          (j) Any material change in Tax elections that relates solely to the Company (other than any change made in the Ordinary Course of Business);

          (k) Any amendment of any Tax Return relating solely to the Company if such amendment involved amounts in excess of $75,000;

          (l) Any settlement of compromise with respect to any Tax controversy, Tax claim, audit or assessment or any right to claim a Tax refund, offset or other reduction in Tax liability solely of the Company if such settlement involved amounts in excess of $75,000;

          (m) Any closing agreement with respect to any Tax that relates solely to the Company;

          (n) Any consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment that relates solely to the Company;

          (o) Any action or failure to take action if such action or omission would result in: (i) taxable income without an approximately equal amount of cash that relates solely to the Company, or (ii) the impairment of any Tax asset solely of the Company (whether as a result of Section 267, Section 382, Section 383 or Section 384 of the Code); or

          (p) Any binding commitment or agreement by the Company to do any of the foregoing items (a) through (o).

      2.14. No Breach of Law or Governing Document; Licenses and Permits.

          (a) (I) Except as set forth on Schedule 2.14(a) of the Disclosure Schedules or as related exclusively to the Excluded Businesses, the Company is not and, since February 17, 2011 has not been, in default under or in breach or violation of any applicable statute, law, treaty, convention, ordinance, Order, rule, directive, technical standard or regulation of any Governmental Authority, including without limitation the Tariff Act of 1930 (“Law”) or the provisions of any Governmental Authority permit, franchise, or license, or any provision of their respective organizational documents, except for such defaults, breaches or violations which have not subjected the Company to any material liability, individually or in the aggregate, or which have not otherwise adversely affected the Company in any material respect, and (II) all Merchandise is in compliance in all material respects with all applicable Laws and is not subject to any product recalls.  Since February 17, 2011, none of the Company, Seller, Brown Shoe or any Affiliate controlled by Brown Shoe has received any written notice alleging any default, breach or violation of Law or Governmental Authorization by the Company, except for such defaults, breaches or violations which (i) have not subjected the Company to any material liability, individually or in the aggregate, (ii) have not otherwise adversely affected the Company in any material respect or (iii) relate exclusively to the Excluded Businesses.

          (b) Schedule 2.14(b)-1 of the Disclosure Schedules contains a complete and accurate list of each authorization, license, certificate, registration, consent, approval, variance, and permit (collectively, “Permits”) issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law that is held as of the date of this Agreement by the Company, and is necessary for the operation of the business of the Company (except as exclusively related to the Excluded Businesses) (each, a “Governmental Authorization”), other than those Permits where the failure to obtain such Permits has not subjected the Company to any material liability, individually or in the aggregate, or has not otherwise adversely affected the Company in any material respect.  Each Governmental Authorization listed on Schedule 2.14(b)-1 of the Disclosure Schedules is currently valid and in full force and effect.  Except as set forth in Schedule 2.14(b)-2 of the Disclosure Schedules:

             (i) There has been no default on the part of the Company with respect to, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach of, impose any condition to the issuance, maintenance, renewal and/or continuance of any Governmental Authorization necessary for the operation of the business of the Company (except as exclusively related to the Excluded Businesses) except for such defaults or breaches which have not, individually or in the aggregate, subjected the Company to any material liability or otherwise adversely affected the Company in any material respect.

             (ii) All applications required to have been filed for the renewal of any Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities, except for such applications and filings the failure of which to file has not, individually or in the aggregate, subjected the Company to any material liability or otherwise adversely affected the Company in any material respect.

          (c) This Section 2.14 does not relate to environmental matters or Intellectual Property infringement matters.

      2.15. Environmental Matters.

          (a) Except as set forth on Schedule 2.15 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, the Company is in compliance with, and since December 31, 2009 has at all times complied, in all material respects with, all applicable Laws relating to the protection of health, safety or the environment, (including without limitation, any Law relating to storage, handling, transportation and disposal of Hazardous Materials by or for the Company), including without limitation:  the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Federal Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Toxic Substance Control Act, the Registration, Evaluation, Authorization and Restriction of Chemical Substances regulations, and the Occupational Safety and Health Act of 1970 (collectively, “Environmental Law”).  Except as set forth on Schedule 2.15 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, the Company is not in violation in any material respects of any Environmental Law.

          (b) Except as set forth on Schedule 2.15 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, the Company has properly obtained and is in compliance in all material respects with all Permits necessary or required for the commencement of operations and the conduct of the business of the Company, and has properly made all material filings with and submissions to any Governmental Authority or other Person required by any Environmental Law.  No material deficiencies have been asserted in writing or in unwritten form, by any such Governmental Authority or Person with respect to such items that are pending and unresolved.

          (c) Except as set forth on Schedule 2.15 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, there has been no spill, discharge, leak, leaching, emission, injection, disposal, escape, dumping, or release (“Release”) on, into or from the Leased Real Property or, to Seller’s Knowledge, on, into or from any property previously owned, operated or leased by the Company of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, or (v) radioactive materials ((i) through (v), collectively, “Hazardous Materials”) by the Company, or to the Knowledge of Seller, by any other Person, in material violation of applicable Environmental Laws or in a manner that required or requires remediation by the Company pursuant to applicable Environmental Laws.  To the Seller’s Knowledge, except to the extent exclusively related to the Excluded Businesses, the Company does not sell and has not sold any product or material containing asbestos or that utilizes or incorporates asbestos-containing materials in any way, which would be expected to subject the Company to any material liability, individually or in the aggregate, or which would be expected to otherwise adversely affect the Company in any material respect.

          (d) Except as set forth on Schedule 2.15 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, there are and have been, no (i) ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in, beneath or migrating from the Leased Real Property or, at the time owned, operated or leased by the Company, any property previously owned, operated or leased by the Company or (ii) underground storage tanks operated by the Company located on or beneath the Leased Real Property or any property previously owned, operated or leased by the Company.

          (e) The Company has delivered to Buyer or made available for review, prior to the execution and delivery of this Agreement, complete copies of any and all material environmental assessments, reviews, audits, non-routine reports, or other non-routine material analyses including, without limitation, material documents regarding any Release of Hazardous Materials concerning the Leased Real Property or any property previously owned, operated or leased by the Company, issued prior to the date of this Agreement except to the extent exclusively related to the Excluded Businesses.

          (f) Except as set forth on Schedule 2.15 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, there are no pending nor, to the Seller’s Knowledge, threatened civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, Lien, proceeding, hearing, study, inquiry or investigation (“Environmental Claim”) against the Company based on or related to any Environmental Permits or an Environmental Law with respect to the Leased Real Property or any property previously owned, operated or leased by the Company.

          (g) Except as set forth on Schedule 2.15 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, the Company has not received from any Person any written notice, or to Seller’s Knowledge any unwritten notice, of any past or present events, conditions, circumstances, activities, practices, incidents, actions, or agreements that would reasonably be expected to:  (i) prevent the Company’s compliance or continued compliance in any material respect with any Environmental Permits or any renewal or transfer thereof or any Environmental Law or (ii) give rise to any material liability, loss or expense, or form the basis of any material Environmental Claim against the Company based on or relating to the Leased Real Property or any property previously owned, operated or leased by the Company, based on or related to any Environmental Permits or an Environmental Law, or to the presence, production, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, transport, handling, emission, Release or threatened Release of any Hazardous Materials.

          (h) Except as set forth on Schedule 2.15 of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, to the Seller’s Knowledge, no Hazardous Materials managed by or on behalf of the Company have been sent for disposal, treatment, recycling or storage to any site which is listed or proposed for listing under CERCLA or any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would be expected to lead to material claims against the Company for remediation by the Company pursuant to applicable Environmental Laws.

       2.16. Labor Matters.

          (a) Set forth on Schedule 2.16(a)-1 of the Disclosure Schedules is a complete list of:  (i) all current directors of the Company; (ii) all current officers (with office held) of the Company; (iii) as of April 18, 2013, all employees (active or other) of the Company employed in the United States, whose annual base salary exceeds $75,000, and (iv) as of April 18, 2013, all employees and independent contractors employed by an Affiliate of the Company not described in clause (iii) who devote at least 50% of their working time to the provision of services to or on behalf of the Company (excluding to the extent exclusively related to the Excluded Businesses), together, in each case, with the base salary payable to each and, if any, the amount of incentive or bonus payments due and owing to such persons but not yet paid and the date of employment or appointment of each such person.

          (b) Except as set forth on Schedule 2.16(b) of the Disclosure Schedules, (i) all Contracts between the Company and any of the individuals listed on Schedule 2.16(a)-1 of the Disclosure Schedules are terminable at any time on one (1) months’ notice or less without compensation other than wages earned through the date of termination, pay in lieu of accrued and untaken holiday, earned commission and pension or as required by Law; and (ii) none of the individuals listed on Schedule 2.16(a)-1 of the Disclosure Schedules have provided written notice to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

          (c) Except as set forth on Schedule 2.16(c) of the Company Disclosure Schedule or to the extent exclusively related to the Excluded Businesses, with respect to the employees or operations of the Company in the United States:  (i) the Company has not entered into any collective bargaining agreement with respect to any of their employees; (ii) there is no labor strike, work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or affecting the Company; (iii) to Seller’s Knowledge, no union organizing campaign is in progress with respect to any of employees of the Company; (iv) no union or other labor organization has filed a petition with the National Labor Relations Board seeking an election or certification as the exclusive collective bargaining representative of any employees of the Company; and (v) there is no unfair labor practice charge or complaint, or union grievance or arbitration proceeding, pending against the Company.

          (d) Except as disclosed on Schedule 2.16(d) of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, the Company is in material compliance with all Laws of the United States relating to minimum wages and overtime payments, discrimination in employment, fair employment practices (including wrongful termination), the employment of individuals who are not citizens of the United States, family leave and occupational safety and health standards.

          (e) Except as set forth on Schedule 2.16(e) of the Disclosure Schedules or to the extent exclusively related to the Excluded Businesses, there are no pending workers compensation claims involving any employees of the Company in the United States and, since February 17, 2011, there have not been any workers’ compensation claims against the Company in the United States relating to the use or existence of asbestos in any of the products, the manufacturing process or workplace setting of the Company.

      2.17. Employee Benefit Matters.

          (a) Except as set forth on Schedule 2.17 of the Disclosure Schedules, the Company (and, solely with respect to any employee or independent contractor of the Company, Seller, Brown Shoe and each of their Affiliates), does not have outstanding, and the Company (and, solely with respect to any employee or independent contractor of the Company, Seller, Brown Shoe and each of their Affiliates) is not a party to or subject to liability under any, (i) material agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock-based, stock purchase, phantom stock, health, welfare, or incentive arrangement, plan or policy; or (B) welfare or “fringe” benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (ii) material employment, equity award, consulting, engagement, or retainer agreement or golden parachute arrangement or arrangement ((i)(A) and (i)(B) together the “Plans” and each item thereunder a “Plan”).  For any Plans so disclosed on Schedule 2.17 of the Disclosure Schedules, such disclosure indicates whether such Plans are sponsored or maintained by (x) the Company, or (y) Seller, Brown Shoe or any of their Affiliates other than the Company.  True, correct, and complete copies of all documents creating or evidencing any Plan listed on Schedule 2.17 of the Disclosure Schedules have been provided or made available to Buyer prior to the date of this Agreement.  Other than amendments provided to Buyer, no amendments have been made to or promised with respect to any Plans.  To the extent applicable with respect to each Plan, true, correct, and complete copies of the current summary plan descriptions, including any summaries of material modifications, have been provided or made available to Buyer prior to the date of this Agreement.

          (b) Except as where it has not caused the Company to be subjected to any material liability or otherwise adversely affected the Company in any material respect, each Plan covering individuals who are employed by the Company complies with, has been established, administered, operated and maintained in compliance with its terms and in compliance with, and the Company does not have any direct or indirect liability for non-compliance under, ERISA or any other Law applicable to any Plan.  To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accounts and all actuarial reports, have been have been provided or made available to Buyer prior to the date of this Agreement.  Each Plan that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a determination letter from the Internal Revenue Service (a copy of which has been made available to Buyer prior to the date of this Agreement) to the effect that such Plan and related trusts have been determined to be exempt from taxation.  Nothing has occurred that would reasonably be expected to cause, and no Action is pending or, to the Seller’s Knowledge, threatened in writing, which would reasonably be expected to result in the loss of such exemption or qualification. Except as set forth on Schedule 2.17 of the Disclosure Schedules, to the Seller’s Knowledge, all material reports, returns and similar documents with respect to the Plans required to be filed with any Governmental Authority have been duly and timely filed or distributed.

          (c) The Company (i) has not made, does not have and has not had any obligation to make, any contributions to any multiemployer plan (as defined in Section 4001(a)(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”)) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA, and (ii) is not considered a single employer under Section 414 of the Code with any other entity which contributed to or has had an obligation to contribute to any such plans.

          (d) Except as set forth on Schedule 2.17 of the Disclosure Schedules, with respect to each Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred and for which the Company has any unsatisfied material liability.

          (e) Except as where such failure to comply or operate has not caused the Company to be subjected to any material liability or otherwise adversely affected the Company in any material respect, each Plan which is a group health plan (as such term is defined in Code Section 5001(b)) complies and has been operated in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996, as amended and any substantially similar state and local laws, to the extent applicable.

          (f) Except as set forth on Schedule 2.17 of the Disclosure Schedules, the Company has no liability or obligation to provide any material life, medical or other welfare benefits to former or retired employees, other than as required by COBRA or any substantially similar state and local laws.

          (g) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, full payment has been made of all amounts due under each of the Plans and to each person employed or formerly employed by the Company that are required under the terms of the Plans to be paid.

          (h) Except as set forth on Schedule 2.17 of the Disclosure Schedules and except as where such failure to timely contribute has not caused the Company to be subjected to any material liability or otherwise adversely affected the Company in any material respect, all contributions to the Plans have been made on a timely basis in accordance with ERISA and the Code.

          (i) Except as where such failure to pay in full has not caused the Company to be subjected to any material liability or otherwise adversely affected the in any material respect, to the Seller’s Knowledge, all insurance premiums have been paid in full, subject only to normal retroactive adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the date hereof.

          (j) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Seller’s Knowledge, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Plan described in Schedule 2.17 of the Disclosure Schedules and to Seller’s Knowledge, no facts exist that would reasonably be expected to give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claim for benefits.

          (k) Except as set forth on Schedule 2.17 of the Disclosure Schedules, all material expenses and material liabilities relating to all of the Plans described on Schedule 2.17 of the Disclosure Schedules have been fully and properly accrued on the books and records of the Company and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88. The statements of assets and liabilities of the Plans as of the end of the most recent three fiscal years for which information is available, and the statements of change in fund balances, financial position and net assets available for benefits under the Plans for such fiscal years, fairly represent the financial condition of such Plans as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis.

          (l) Except as set forth on Schedule 2.17 of the Disclosure Schedules, each material Plan may be unilaterally amended, varied, modified or terminated in whole or in part by the Company on or at any time after the Closing Date, subject to applicable Law and the terms of such Plan.

          (m) Except as set forth on Schedule 2.17 of the Disclosure Schedules, the Company does not maintain any Plan or other material benefit arrangement covering any employee or former employee outside of the United States nor has it ever been obligated to contribute to any such Plan.

          (n) Except as where it has not caused the Company to be subjected to any material liability or otherwise adversely affected the Company in any material respect, each Plan, agreement or arrangement which provides for the deferral of compensation subject to Code Section 409A is, and has been since January 1, 2010, documented in writing in accordance with the Treasury Regulations promulgated thereunder and has, since January 1, 2009, been operated in good faith compliance with Code Section 409A.

          (o) Except as set forth on Schedule 2.17 of the Disclosure Schedules, the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Buyer following the consummation of the Closing, will not (i) entitle any current or former employee or independent contractor of the Company to severance pay or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee or independent contractor of the Company, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

      2.18. Customers and Suppliers.  Schedule 2.18 of the Disclosure Schedules sets forth a true, complete and correct list of the ten (10) largest customers of the Company and the ten (10) largest suppliers of the Company (excluding those customers and suppliers related exclusively to the Excluded Businesses), by volume of sales and purchases, respectively (by dollar volume) for the year ended December 31, 2011 and the ten (10) largest customers of the Company and the ten (10) largest suppliers of the Company (excluding those customers and suppliers related exclusively to the Excluded Businesses), by volume of sales and purchases, respectively (by dollar volume) for the year ended December 31, 2012.  Except as disclosed on Schedule 2.18 of the Disclosure Schedules, since January 1, 2012 none of the Company, Seller, Brown Shoe or any Affiliate controlled by Brown Shoe (a) has received any written notice from any supplier listed on Schedule 2.18 of the Disclosure Schedules to the effect that such supplier will terminate or materially decrease its relationship with the Company or (b) is in material dispute with the Company under any Contract between the Company and such supplier (except to the extent exclusively related to the Excluded Businesses).  Except as disclosed on Schedule 2.18 of the Disclosure Schedules, since January 1, 2012 none of the Company, Seller, Brown Shoe or any Affiliate controlled by Brown Shoe (a) has received any written notice from any customer listed on Schedule 2.18 of the Disclosure Schedules to the effect that such customer will terminate or materially decrease its relationship with the Company or (b) is in material dispute with the Company under any Contract between the Company and such customer (except to the extent exclusively related to the Excluded Businesses).

      2.19. Foreign Operations and Export/Import Compliance.

          (a) Except to the extent exclusively related to the Excluded Businesses, the Company has since February 17, 2011 acted:

             (i) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s activities in such jurisdictions, except where failure to have such valid qualifications would not reasonably be expected to have a Company Material Adverse Effect;

             (ii) in material compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

             (iii) in material compliance with all applicable export-control, sanctions and anti-boycott laws, rules, and regulations of the United States, including but not limited to the U.S. Commerce Department’s Export Administration Regulations and all sanctions and anti-boycott laws, rules and regulations monitored or enforced by the U.S. Treasury Department’s Office of Foreign Assets Control and other Treasury agencies, and in material compliance with all applicable export-control, sanctions and anti-boycott laws, rules and regulations maintained by other jurisdictions, but only to the extent that such laws, rules, regulations, or sanctions programs of such other jurisdiction are not in contravention of any U.S. law, rule or regulation, or sanction program and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions, and any required export or reexport licenses or authorizations granted under such laws, regulations or orders;

             (iv) in all material respects without violation and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption law;

             (v) without written notice of material violation of and in material compliance with any and all applicable U.S. and foreign import Laws, orders or regulations of any applicable jurisdiction, including but not limited to all applicable customs, antidumping and countervailing duty laws, orders or regulations, as amended from time to time, and without notice of violation of and in material compliance with any required import permits, licenses, authorizations and general licenses granted under such Laws; and

          (b) Except as set forth on Schedule 2.19 of the Disclosure Schedules, the Company, since December 31, 2011, has not been the subject of a focused assessment or other audit conducted by U.S. Customs and Border Protection.  No penalty or liquidated damages claims have been initiated by U.S. Customs and Border Protection (formerly U.S. Customs Service) against the Company.

      2.20. Brokers, Finders.  No finder, broker, agent, or other intermediary, acting on behalf of the Company, Seller or Brown Shoe, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

      2.21. No Undisclosed Liabilities.

          (a) Except for the Excluded Liabilities, the Company does not have any liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, other than:

             (i) liabilities or obligations to the extent and for the amount such liabilities or obligations are reflected as a “liability” on the unaudited balance sheet of the Company as of February 2, 2013;

             (ii) current liabilities or other current obligations incurred in the Ordinary Course of Business since February 2, 2013;

             (iii) obligations for performance (but not for breach) under Contracts disclosed on Schedule 2.10(a)(i)-(x) of the Disclosure Schedules and under such other Contracts which are not required to be disclosed on Schedule 2.10(a)(i)-(x) of the Disclosure Schedules; and

             (iv) the other liabilities and obligations specifically disclosed on Schedule 2.21(a) of the Disclosure Schedules.

      2.22. Company Material Adverse Effect.  For purposes of this Agreement, “Company Material Adverse Effect” means any change, event, effect, occurrence or circumstance that, individually or in the aggregate, (1) has or results in, or would reasonably be expected to have or result in, a material adverse effect upon the financial condition, business, or results of operations of the Company (except to the extent exclusively related to the Excluded Businesses); provided, however, that “Company Material Adverse Effect” shall not take into account any adverse change, event or effect to the extent arising from:  (i) conditions generally affecting the United States economy or generally affecting the industries in which the Company operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) the License Agreement for Avia Trademarks dated December 12, 2012 by and between the Company and Galaxy Brands LLC (provided that this clause (iv) shall only apply with respect to the reference to Company Material Adverse Effect in the first sentence of Section 2.13 and for no other purpose) and (v) any failure, in and of itself, by the Company to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the change, effect, event, occurrence or circumstance giving rise or contributing to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), except to the extent such change, effect, event, occurrence or circumstance in the cases of clauses (i) through (iii) above has or would reasonably be expected to have a disproportionate effect on the Company relative to other participants in the industry in which the Company operate (in which event the extent of such disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect); or (2) does, or would reasonably be expected to, impair or materially delay the ability of Seller or Brown Shoe to consummate the transactions contemplated by, or promptly perform their respective obligations under, this Agreement or any Ancillary Agreement.

      2.23. Acknowledgement by Seller and Brown Shoe.  Seller, on its own behalf and on behalf of Brown Shoe, acknowledges that none of Buyer or its Affiliates, officers, directors, employees, agents or representatives (collectively, the “Buyer Parties”) are making any representations or warranties other than those set forth in Article 3, whether or not any such representations or warranties were made in writing or orally.  Seller, on its own behalf and on behalf of Brown Shoe, acknowledges that no Buyer Party has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or the transactions contemplated hereby except for the representations and warranties of Buyer set forth in Article 3, and, Seller, on its own behalf and on behalf of Brown Shoe, has not relied on any other representation, warranty or statement other than the representations and warranties set forth in Article 3.

      2.24. No Additional Representations.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 2 OF THIS AGREEMENT, NONE OF SELLER, BROWN SHOE OR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES ON BEHALF OF SELLER, BROWN SHOE OR THE COMPANY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATTERS CONTEMPLATED HEREBY.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Seller that the statements contained in this Article 3 are true and correct on the date hereof (except for those representations and warranties which address matters only as of a particular date or period, which shall be true and correct as of such date or period).

      3.1. Organization; Authorization.

          (a) Buyer is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) Buyer has requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party by Buyer has been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate or stockholder action on the part of Buyer or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreement to which Buyer is a party, assuming due and valid authorization, execution and delivery by Seller and Brown Shoe, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except to the extent that enforceability hereof may be affected by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

      3.2. Non-Contravention; Consents.

          (a) Buyer is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, Lien, lease, Contract or other instrument or written obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by it of this Agreement or any Ancillary Agreement to which Buyer is a party, except where any of the foregoing would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby or thereby.

          (b) No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third Person or Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by Buyer or any Ancillary Agreement to which Buyer is a party, or the consummation by Buyer of the transactions contemplated hereby or thereby, except for such permit, consent, waiver, approval or authorization of, or declaration to or filing or registration, the failure of which to make or obtain would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby.

          (c) The execution of this Agreement and any Ancillary Agreement to which Buyer is a party will not result in the creation of any Liens against Buyer or any of the properties or assets of Buyer, except for such Liens that would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby.

          (d) None of the execution and delivery of this Agreement by Buyer or any Ancillary Agreement to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will violate or result in any breach of any provision of the organizational documents of Buyer.

       3.3. Brokers, Finders.  Except for Houlihan Lokey Capital, Inc., no finder, broker, agent, or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

       3.4. Litigation.  As of the date of this Agreement, there is no Action or Order pending or, to the knowledge of Buyer, threatened against Buyer challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby.

      3.5. Acknowledgement by Buyer.  Buyer acknowledges that none of Seller, Brown Shoe, the Company or their respective Affiliates, officers, directors, employees, agents or representatives (collectively, the “Company Parties”) are making any representations or warranties other than those set forth in Article 2, whether or not any such representations or warranties were made in writing or orally.  Buyer acknowledges that no Company Party has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the transactions contemplated hereby except for the representations and warranties of Seller set forth in Article 2, and, except in the case of fraud, Buyer has not relied on any other representation, warranty or statement other than the representations and warranties set forth in Article 2.

       3.6. No Additional Representations.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, NONE OF BUYER OR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES ON BEHALF OF BUYER, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATTERS CONTEMPLATED HEREBY.

ARTICLE 4.
COVENANTS

       4.1. Public Announcements.  Each of Brown Shoe and Buyer agrees to issue a joint press release with respect to the transactions contemplated hereby on a date mutually acceptable to Brown Shoe and Buyer.  Each of Seller, Brown Shoe and Buyer shall refrain from issuing any other press release in addition to the joint press release, scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, without, with respect to Seller and Brown Shoe, the prior consent of Buyer and, with respect to Buyer, the prior written consent of Brown Shoe, except in each case to the extent and as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, provided that the non-disclosing Party shall be afforded a reasonable opportunity to review and comment on any press release or talking points and the disclosing Party shall reasonably reflect any such comments in such press release or talking points.

      4.2. Further Assurances.  From and after the Closing, the Parties shall, and cause their controlled Affiliates to, do such acts, execute such documents and instruments and cooperate with each other as may be reasonably required to make effective the transactions contemplated hereby.

       4.3. Taxes.

          (a) Each of Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably requested for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter.  Seller and Buyer shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 4.3.  Any Tax audit wherein Buyer reasonably believes, that, more likely than not, there will be an assertion of liability against the Company or other Tax proceeding for which indemnification may be available under this Agreement shall be deemed to be a Third Person Claim subject to the procedures set forth in Section 5.6 of this Agreement.

          (b) All transfer, documentary sales, use, stamp, registration and other such Taxes together with all conveyance fees, recording charges and other fees and charges, including penalties and interest (all such taxes, fees, charges, penalties and interest collectively, “Transfer Taxes”), whether imposed on Seller, Brown Shoe, Buyer, or the Company, incurred in connection with consummation of the transaction contemplated by this Agreement or, solely as among the parties hereto, the Inventory Purchase Agreement, shall be paid by Buyer when due (except to the extent such Transfer Taxes are related to the Restructuring in which case such Transfer Taxes shall be paid by Seller when due), and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges (except to the extent such Taxes, fees or charges are related to the Restructuring, in which case Seller shall file all necessary Tax Returns and other documentation in connection therewith), and if required by applicable Law, Brown Shoe will join in the execution of any such Tax Returns and other documentation.

          (c) Seller shall prepare or cause to be prepared, and file or cause to be filed, all Income Tax Returns of the Company for any Tax year or period ending on or before the Closing Date (“Pre-Closing Periods”) that are filed after the Closing Date.  All other Pre-Closing Period Tax Returns of the Company required to be filed after the Closing Date shall be prepared by Buyer.  No elections shall be made or positions taken with respect to Pre-Closing Periods that are inconsistent with past practice and have the effect of deferring income into a post-Closing period or accelerating items of deduction, loss or credit into a Pre-Closing Period, except as otherwise required by applicable Law.  Except to the extent provided in Section 4.3(g), all Taxes reflected on Pre-Closing Period Tax Returns shall be borne by Seller and promptly remitted to Buyer.

          (d) Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for all Taxable periods beginning on or before and ending after the Closing Date (“Straddle Period”).  All such Tax Returns with respect to Straddle Periods shall be prepared and filed in a manner that is consistent with the past practices of the Company (including, without limitation, prior Tax elections and accounting methods or conventions), except as otherwise required by applicable Law.  Buyer shall provide Seller with a copy of such Tax Returns for review and comment at least fifteen (15) calendar days prior to the filing of such Tax Returns and Seller shall be entitled to provide comments and suggested revisions thereto.  Buyer shall make such revisions as are reasonably requested by Seller, except to the extent such revisions are inconsistent with past practice and have the effect of deferring income into a taxable period (or portion thereof) beginning after the Closing Date or accelerating items of deduction, loss or credit into the pre-closing portion of such Straddle Period.  Except to the extent provided in Section 4.3(g), Seller shall pay to the Buyer (or, at Buyer’s request, to the Company) within fifteen (15) calendar days after the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes reflected on such Straddle Period Tax Return that relates to the portion of the Tax period ending on or before the Closing Date.  For the purposes of this Section 4.3(d), in the case of any such Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any property Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax other than a property tax, be deemed to be equal to the amount that would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Straddle Period Tax shall be taken into account in the same manner as Straddle Period Taxes.  All determinations necessary to give effect to the allocations described in this Section 4.3(d) shall be made in a manner consistent with the prior practice of the Company, except for changes required by Law.  To the extent Seller has made a deposit or other payment of Taxes, including amounts paid in respect of estimated Taxes, in excess of its liability for Taxes for a Straddle Period under this Section 4.3(d), Buyer will, as soon as is reasonably practicable thereafter, repay to Seller the amount of such excess.

          (e) Notwithstanding the foregoing, the Tax consequences of any transaction occurring on or before the Closing Date that are caused to occur by Buyer and not incurred in the Ordinary Course of Business with respect to a Pre-Closing Period or Straddle Period shall not be treated as occurring during the Pre-Closing Period, it being understood that the Restructuring and the transactions contemplated thereby and the Pre-Closing Cash Dividend are not caused to occur by Buyer.

          (f) Except to the extent required by applicable Law, Buyer shall not amend the Tax Returns of the Company that relate to any Tax period or portion thereof ending on or before the Closing Date in a manner that would increase the Tax liability of Seller or its Affiliates without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

          (g) Seller shall not be liable under Sections 4.3(c) and (d) above to the extent that:

             (i) such Taxes have been paid by the Company, Seller or any of its Affiliates prior to the Closing Date, including amounts paid in respect of estimated Taxes;

             (ii) such Taxes are included as a liability in the calculation of Closing Working Capital;

             (iii) any such liability would not have arisen but for any act or omission voluntarily effected by Buyer or the Company on or after the Closing Date other than (1) pursuant to a legally binding commitment created before the Closing Date, (2) in the Ordinary Course of Business as conducted by the Company prior to Closing, (3) in connection with the Restructuring and the transactions contemplated thereby, or (4) as required by applicable Law with respect to a taxable period that ends after the Closing Date;

             (iv) the liability relates to any fine, penalty, surcharge, addition or interest arising by reason of any failure or delay on the part of Buyer or the Company in paying over to the relevant Tax authority any payment made hereunder by Seller or in keeping, preserving, maintaining or submitting any Tax Return on or after the Closing Date; or

             (v) the liability would not have arisen but for a cessation of or any change in the nature or conduct of the business of the Company occurring on or after the Closing Date (except to the extent related to the Restructuring or the transactions contemplated thereby or as required by applicable Law with respect to a taxable period that ends after the Closing Date).

          (h) If the Company, Buyer or any Affiliate of Buyer receives any refund or other repayment of Taxes which relates to a period or portion thereof ending on or prior to the Closing Date (other than to the extent such refund or other repayment relates to the carryback of items from a period or portion thereof ending after the Closing Date), including without limitation both an actual repayment and a credit to be offset against any other liability to Taxes, Buyer will as soon as is reasonably practicable thereafter repay to Seller the lesser of:

             (i) the amount of the repayment of Taxes; and

             (ii) the aggregate amount (if any) paid by Seller under Section 4.3 less any part of that amount previously paid to Seller under any provision of this Agreement or otherwise.

             (i) The Parties hereby agree that for U.S. federal income tax purposes (and applicable state and local tax purposes), the sale of the Merchandise by the Company to the Inventory Buyer pursuant to the Inventory Purchase Agreement, the Pre-Closing Cash Dividend and the Company’s receipt of the License Fee (as defined in the Galaxy License Agreement, as defined in the Disclosure Schedules) and interest thereon shall be treated by the Parties and the Company as occurring in the taxable year of the Company that ends on (and includes) the Closing Date and that the Parties and the Company shall prepare and file all Tax Returns and determine all Taxes in a manner consistent with such treatment.

          (j) If Treasury Regulation Section 1.1502-36 applies to the transactions contemplated by this Agreement, Seller (and its Affiliates) shall make an election pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i) and in accordance with Treasury Regulation Section 1.1502-36(e)(5) electing to reduce the potential for loss duplication to the extent necessary to avoid a step down in the tax basis of any Category D assets (as defined in Treasury Regulation Section 1.1502-36(d)(4)(i)(D)) of the Company.

      4.4. Reliance.  Seller acknowledges and agrees that Buyer has relied upon each of the representations and warranties (individually and in the aggregate) made by Seller in this Agreement, including the representations and warranties contained herein with respect to the materials, documents and other information relating to the Company made available to Buyer.

      4.5. Restructuring.

          (a) Subject to Section 4.5(c), prior to the consummation of the Closing, for no additional consideration from Buyer, on an “as-is”, “where is” basis, without any representations or warranties or any recourse against the Company or Buyer, and in accordance with Schedule 4.5(a)-1, (i) Seller shall have caused the Company to dividend, distribute or transfer all of the assets, rights and interests of the Company exclusively relating to the Excluded Businesses (such assets, rights and interests, the “Excluded Assets”) to Seller or an Affiliate of Seller (other than the Company) and (ii) Seller shall have caused the Company to delegate, and caused Seller or an Affiliate of Seller (other than the Company) to assume all of the liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, of the Company to the extent (x) directly relating to the Excluded Businesses or (y) until November 14, 2014, indirectly relating to the Excluded Businesses (all of such liabilities and obligations described in clause (x) and an amount equal to thirty percent (30%) of such liabilities and obligations described in clause (y), together with the Employee Liabilities and Specified Order Liabilities, the “Excluded Liabilities”).  “Excluded Businesses” means (A) the business or businesses of the Company to the extent relating to any goods, products or services which use, bear or exploit the Intellectual Property set forth in Schedule 4.5(a)-1 and (B) the Excluded Subsidiaries.  “Employee Liabilities” means all of the liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, (i) to the extent relating to the Employee Transfer or the employment or service or termination thereof on or after the Closing Date by Seller or any of its Affiliates (other than the Company) of any Person or (ii) of the type described on Schedule 4.5(a)-2.  “Specified Order Liabilities” means all of the liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, of the Company to the extent relating to the Specified Orders.  “Specified Orders” shall have the same meaning as “Specified Orders” in the Inventory Purchase Agreement.  Buyer shall cause the Company to comply with its obligations under the last sentence of Section 9.10 of the Inventory Purchase Agreement.

          (b) Prior to the consummation of the Closing, Seller shall have caused all employees and temporary employees of the Company to cease being employees or temporary employees, as applicable, of the Company, such that such employees and temporary employees will be employed by Seller or one of its Affiliates (other than the Company) as of the Closing (the “Employee Transfer”).

          (c) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or delegate any Excluded Asset or any Excluded Liability, respectively, in each case, if an attempted assignment or delegation, as applicable, without the consent of any Person, would constitute a breach thereunder or adversely affect in any material respect the rights of Buyer, the Company or Seller or any of their respective Affiliates (collectively, the “Non-Assignable Assets”), it being agreed that, following the Closing, Brown Shoe shall indemnify and hold harmless the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it relating to such Non-Assignable Assets.  If consent with respect to the Non-Assignable Assets is not obtained prior to the consummation of the Closing, Seller and Buyer shall use commercially reasonable efforts to obtain such consent with respect to such Non-Assignable Assets after the consummation of the Closing.

          (d) If a consent described in Section 4.5(c) is obtained from such Person with respect to any such Non-Assignable Asset after the consummation of the Closing, such Non-Assignable Asset shall be deemed to have been automatically assigned and transferred to the applicable Affiliate of Seller on the terms set forth in this Agreement, as of immediately prior to the consummation of the Closing, and Buyer shall cause the Company to assign and transfer as soon as practicable such Non-Assignable Asset to the applicable Affiliate of Seller designated by Seller on the terms set forth in this Agreement.

          (e) Prior to the consummation of the Closing, Seller shall have taken all actions contemplated by the Restructuring, including but not limited to taking all actions contemplated by that certain Distribution Agreement by and between Seller and the Company, in the form attached hereto as Exhibit B (“Distribution Agreement”).  Following the Closing, the Company and Seller will continue to be obligated to perform their respective obligations under Section 2 of the Distribution Agreement, subject to the terms and conditions of the Distribution Agreement, it being agreed that Brown Shoe shall indemnify and hold harmless the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it in connection with such performance by the Company.

          (f) The transactions described on Schedule 4.5(a)-1 and the transactions contemplated by this Section 4.5 are collectively referred to herein as the “Restructuring”.

          (g) Prior to Closing Date, the Company shall have declared a cash dividend in the amount of the Advance (as defined in the Inventory Purchase Agreement) (the “Pre-Closing Cash Dividend”) on the Stock, payable on the Closing Date promptly following the Company’s receipt of the Advance from the Inventory Buyer to the holder of record of the Stock as of 11:59 p.m. (local time) on May 13, 2013.

      4.6. Release.

          (a) Effective as of the Closing, Seller and Brown Shoe (on behalf of itself and the Affiliates controlled by Brown Shoe) (“Releasing Parties”), release any and all right, title, and interest in, under, or to the Stock.  Releasing Parties further waive, release and discharge the Company and any of its respective directors, officers, employees, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing in their capacities as such (the “Releasees”) from any and all claims and/or causes of action, known or unknown, which a Releasing Party may have or could claim to have against the Releasees, whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement or the Ancillary Agreements) or otherwise at law or equity, and Releasing Parties agree that they shall not seek to recover any amounts in connection therewith or thereunder from any of the Releasees; provided, that the waivers contained in this Section 4.6 shall not apply to (i) claims against Buyer asserted pursuant to this Agreement or against the Company or Buyer pursuant to any Ancillary Agreement, or (ii) any claims for which the facts or circumstances giving rise to such claim first occur following Closing.  It is understood and agreed that this release is not intended to prohibit Brown Shoe or its controlled Affiliates from setting off an amount owed by Brown Shoe or its controlled Affiliates to the Company as a result of a short shipment of goods by the Company to Brown Shoe or its controlled Affiliates or delivery of defective merchandise by the Company to Brown Shoe or its controlled Affiliates, in each case, during the 90 day period prior to the Closing.

          (b) Releasing Parties affirm that the matters covered by the preceding paragraph include, without limitation, (i) any claims under the securities or other laws of the United States, any state or territory thereof, or any foreign jurisdiction, relating to the transactions contemplated hereby or the ownership of any of the shares of the Stock and (ii) any claims challenging or disputing the validity, enforceability, binding effect or legality of this Agreement or the transactions contemplated hereby.

      4.7. Confidentiality.  The Confidentiality Agreement shall, upon the consummation of the Closing, terminate for all purposes without any further liability or obligation. For purposes of this Agreement, “Confidentiality Agreement” means collectively that certain Confidentiality Agreement, dated July 10, 2012, between Brown Shoe and E.S. Originals, Inc.’s, a New York corporation (“ESO”), and that certain Confidentiality Agreement, dated September 2012, between Brown Shoe, ESO and Galaxy Brands LLC.

      4.8. Intercompany Accounts.  Seller shall have caused all Intercompany Accounts to be entirely satisfied, retired, repaid, or cancelled effective prior to or as of the Closing (other than receivables and payables between the Company, on the one hand, and Brown Shoe or any Affiliates controlled by Brown Shoe, on the other hand, to the extent provided for in the parenthetical clause of clause (ii) and the parenthetical clause of clause (x), in each case, in the definition of “Working Capital” in Section 1.6(h)(vi)).  For purposes of this Agreement, “Intercompany Accounts” means all payables, receivables or debt between the Company, on the one hand, and Brown Shoe or any Affiliates controlled by Brown Shoe, on the other hand.

      4.9. Credit Agreement; UCC; Release.  Seller agrees that prior to or concurrently with the consummation of the Closing, Seller will deliver, or cause to be delivered to the Buyer fully executed copies (to be followed by delivery by Seller to Buyer of originals thereof, promptly following the consummation of the Closing) of each of the following:

          (a) a letter agreement, in the form of Exhibit C, between Brown Shoe and Bank of America, N.A. acknowledging the termination of the Company’s rights and obligations under that certain Third Amended and Restated Credit Agreement, dated as of January 7, 2011 (the “Credit Agreement”), among Brown Shoe and certain Affiliates controlled by Brown Shoe, as borrowers, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent and Lead Issuing Bank, which letter agreement shall be duly executed by Brown Shoe and Bank of America, N.A., as Administrative Agent and Collateral Agent;

          (b) an instrument of release of guarantor, in the form of Exhibit D, evidencing the release of the Company as a guarantor under that certain Indenture, dated as of May 11, 2011, under which Brown Shoe issued its 7 1/8% Senior Notes due 2019, duly executed by Wells Fargo Bank, National Association, as Trustee; and

          (c) a release of deposit account control agreement with respect to Wells Fargo Bank, National Association account numbers 4121802144 and 4758362040, in the form of Exhibit E, duly executed by Bank of America, N.A. and Wells Fargo Bank, National Association.

      4.10. Intercompany Contracts.  Except for the Ancillary Agreements, Seller shall have caused, immediately prior to the consummation of the Closing or at the Closing, all Contracts between the Company, on the one hand, and Seller, Brown Shoe or any Affiliate controlled by Brown Shoe (other than the Company), on the other hand, to be terminated, without any further liability to the Company, Seller, Brown Shoe or any Affiliate controlled by Brown Shoe (other than the Company) (other than the Contracts which relate to the amounts referenced in the parenthetical clause of clause (ii) and the parenthetical clause of clause (x), in each case, in the definition of “Working Capital” in Section 1.6(h)(vi)).

      4.11. Shared Contracts.  Each of Buyer and Seller shall use commercially reasonable efforts to cause the Shared Contracts set forth on Schedule 4.11 (the “Specified Shared Contracts”) to be replaced with separate contracts that provide that Seller or its Affiliates receive such rights and obligations under a replacement contract that relate to the Excluded Businesses and that the Company receives such rights and obligations under a replacement contract that relate to the business of the Company other than the Excluded Businesses.  Until a Specified Shared Contract is separated, to the extent permissible under applicable Law and under the terms of such Specified Shared Contract, the Company and Seller shall (i) assume and perform the liabilities and obligations under such Specified Shared Contract that such Party is to receive under a replacement contract in accordance with the immediately preceding sentence (and shall promptly reimburse the other Party for any expenses relating thereto incurred by the other Party or its Affiliates), (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received by such Party or any of its Affiliates pursuant to such Specified Shared Contract that the other Party is to receive under a replacement contract in accordance with the immediately preceding sentence and (iii) endeavor to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such Specified Shared Contract were separated at the Closing.

      4.12. Corporate Names.  From and after the Closing, Brown Shoe and its Affiliates may continue to use “ASG” as a component of the corporate names (in Chinese and English) of its Subsidiaries, including the Excluded Subsidiaries.  Buyer agrees, on behalf of itself, the Company, and their respective Affiliates, that it will not challenge or otherwise object to any such use by Brown Shoe or any of its Affiliates, it being agreed that Brown Shoe shall indemnify and hold harmless Buyer, the Company and their respective Affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it in connection with such usage by Brown Shoe or any of its Affiliates.

      4.13. Brown Shoe Guaranties.  With respect to each Brown Shoe Guaranty (as defined below), following the Closing, Buyer shall use its reasonable best efforts to arrange for the release, as promptly as reasonably practicable, of Brown Shoe and its Affiliates from their respective obligations arising after the consummation of the Closing under each Brown Shoe Guaranty by offering the beneficiary of such Brown Shoe Guaranty a guaranty from Buyer as reasonably requested by the beneficiary of such Brown Shoe Guaranty.  “Brown Shoe Guaranty” means any guaranty issued by Brown Shoe or any of its Affiliates (other than the Company) or on any of their behalf and any keep well, net worth maintenance agreement, letter of credit, reimbursement obligation or letter of comfort imposing any obligations on Brown Shoe or its Affiliates (other than the Company), in each case relating to the business of the Company (other than the Excluded Businesses) and set forth on Schedule 4.13, it being the intention of the parties that neither Brown Shoe nor any of its Affiliates shall have any obligation whatsoever arising from the Brown Shoe Guaranties to the extent such obligations arise after the consummation of the Closing.

       4.14. Performance by Seller.  Brown Shoe shall cause Seller to timely perform Seller’s obligations under this Agreement.

      4.15. Credit Agreement.  Immediately following the Closing, Brown shall pay the Closing Payment to the Administrative Agent (as defined in the Credit Agreement) for application to the Obligations (as defined in the Credit Agreement) to the extent required by Section 6.5(f) of the Credit Agreement.

ARTICLE 5.
INDEMNIFICATION

      5.1. Survival of Representations and Warranties and Covenants.  The representations and warranties of the Parties made herein shall survive the Closing and continue in effect until May 14, 2014; provided, however, that the representations and warranties set forth in (i) Section 2.1 (first and third sentence only) (Organization, Qualification), Section 2.2 (Subsidiaries), Section 2.3 (Capitalization), Section 2.4(a) (Authorization; Enforceability), Section 2.5(c) (Financial Statements; Indebtedness), Section 2.13(b) (Absence of Certain Changes; Distributions), Section 2.20 (Brokers, Finders), Section 3.1(b) (Authorization) and Section 3.3 (Brokers, Finders) (collectively, such representations and warranties the “Fundamental Reps”) shall survive in perpetuity and (ii) Section 2.7 (Tax) shall continue in effect until May 14, 2015.  The covenants made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity.  Any claims under this Agreement with respect to a breach of a representation and warranty or covenant must be asserted by written notice within the applicable survival period contemplated by this Section 5.1, and if such written notice is given in accordance with the provisions hereof, the survival period for such representation and warranty shall continue until the claim is finally resolved.

       5.2. Indemnification of Buyer.

          (a) Pursuant to this Agreement and subject to the limitations contained in this Article 5, from and after the consummation of the Closing, Buyer and its Affiliates (including, from and after the Closing, the Company) and the members or equity holders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Buyer Indemnified Persons”), shall be indemnified and held harmless by Brown Shoe from and against, and Brown Shoe shall thereby waive any claim for contribution or indemnity from any of the Buyer Indemnified Persons with respect to, any and all claims, losses, Taxes, judgments, orders, damages, liabilities, expenses or costs, including those incurred as a result of the receipt of any payment under this Section 5.2 (“Losses”), minus (i) (a) the amount actually recovered by the Indemnified Party with respect to such Loss under any insurance policies maintained by the Company, net of reasonable expenses incurred by the Indemnified Party in obtaining such recovery and the net present value of any increase in premiums the Indemnified Party incurs as a result of such recovery minus (b) the amount of any Tax benefit that is actually realized as a result of all or part of such Losses, when and as actually realized, plus (ii) reasonable attorneys’ fees and expenses incurred or accrued in connection with Losses and/or enforcement of this Agreement and interest on the amount of such Losses at the Prime Rate, as it appears in the Wall Street Journal, from the date that such Losses were incurred until the day immediately prior to the date of payment to the Indemnified Party, determined based on a 360-day year (such net amount, “Indemnified Losses”) incurred by or sustained by, or imposed upon, any of them resulting from or arising out of:

             (i) any breach as of the date of this Agreement of any representation or warranty made by Seller in Article 2 of this Agreement (other than Section 2.7 of this Agreement) or any other Ancillary Agreement;

             (ii) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance by Seller or Brown Shoe of, any covenant or agreement contained in this Agreement (other than Section 4.3 of this Agreement) or any other Ancillary Agreement;

             (iii) the Excluded Businesses, the Excluded Assets or the Excluded Liabilities (including, without limitation, with respect to any breach referred to in Section 5.2(a)(i) that results from or arises out of the Excluded Businesses, the Excluded Assets or the Excluded Liabilities);

             (iv) any of the matters described in (A) item 1 of Schedule 2.10(c)-2 of the Disclosure Schedules or (B) item 6 of Schedule 2.12-1 of the Disclosure Schedules (collectively, the “Identified Claims”); or

             (v) any breach of or inaccuracy in the representation and warranty set forth in Section 9.8 or Section 9.9 of the Inventory Purchase Agreement.

          (b) To the extent any Tax benefit relating to a Loss is not realized until after any Buyer Indemnified Person receives indemnification payments pursuant to this Article 5, such Buyer Indemnified Person shall pay over to Brown Shoe an amount equal to any such Tax benefit at such time or times as such benefit is actually realized.  If such payment is not paid by such Buyer Indemnified Person to Brown Shoe within thirty (30) days of such time when such benefit is actually realized, such payment shall include interest on such amount at the Prime Rate, as it appears in the Wall Street Journal, from the date that such amount was actually realized until the day immediately prior to the date of payment to Brown Shoe, determined based on a 360-day year.

          (c) A Buyer Indemnified Person shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Indemnified Losses therefor, and the Parties hereto agree, without limiting any other rights any Buyer Indemnified Person may have against Brown Shoe, not to delay in any manner the payment to Buyer or any Buyer Indemnified Person of such indemnification based on Buyer’s failure to submit or to collect upon any applicable insurance coverage.  To the extent that any insurance payment is actually recovered by a Buyer Indemnified Person after the related indemnification payment has been made pursuant to this Agreement, such Buyer Indemnified Person will pay over to Brown Shoe the amounts of such insurance payments promptly after they are actually recovered.  If such payment is not paid by a Buyer Indemnified Person to Brown Shoe within thirty (30) days of such time when such insurance payment is actually recovered, such payment shall include interest on such amount at the Prime Rate, as it appears in the Wall Street Journal, from the date that such amount was actually recovered until the day immediately prior to the date of payment to Brown Shoe, determined based on a 360-day year.

          (d) For all Tax purposes, all indemnification payments under this Article 5 shall be treated by the Parties as adjustments to the Final Purchase Price to the extent permitted by applicable Law.

      5.3. Tax Indemnification.  (i) In the case of any claim made under Section 5.3(b) below, until May 14, 2015, and (ii) in the case of any claim made in respect of Section 5.3(a) or 5.3(c) below, until 30 days after the applicable statute of limitations expires, from and after the consummation of the Closing, Brown Shoe agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Losses, if any:

          (a) for Taxes of the Company attributable to any Taxable period (or portion thereof) ending on or before the Closing Date or attributable to the Restructuring, the transactions contemplated thereby, the Excluded Assets, or the Excluded Liabilities, except as otherwise provided in Section 4.3(g); and

          (b) resulting from a breach of any of the representations or warranties contained in Section 2.7 of this Agreement or for covenants contained in Section 4.3 of this Agreement; or

          (c) for Taxes of any Company Group or any other consolidated, combined, unitary or similar group for purposes of U.S. federal, state, local or non-U.S. tax law of which the Company is or has ever been a member during any year for which the applicable statute of limitations has not closed, except as otherwise provided in Section 4.3(g).

For the avoidance of doubt, Brown Shoe’s obligation to indemnify the Buyer Indemnified Persons pursuant to this Section 5.3 is not subject to the limitations on indemnification under Section 5.7 (other than Section 5.7(g)) of this Agreement.  Any claims made under this Section 5.3 must be asserted by written notice within the applicable survival period, and if such written notice is given in accordance with the provisions hereof, the survival period shall continue until the claim is finally resolved.

      5.4. Indemnification of Brown Shoe.  Pursuant to this Agreement and subject to the limitations contained in this Article 5, from and after the consummation of the Closing, Brown Shoe and its Affiliates and the stockholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Brown Shoe Indemnified Persons”) shall be indemnified and held harmless by Buyer from and against, and Buyer shall thereby waive any claim for contribution or indemnity from any of the Brown Shoe Indemnified Persons with respect to, any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

          (a) any breach as of the date of this Agreement of any representation or warranty made by Buyer in Article 3 of this Agreement or any Ancillary Agreement;

          (b) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement; or

          (c) any Brown Shoe Guaranty to the extent relating to obligations that arise under such Brown Shoe Guaranty after the Closing.

      5.5. Notice of Claim.  In the event Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Brown Shoe seeks indemnification on behalf of a Brown Shoe Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice in accordance with Section 6.1 to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent ascertainable, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually damaged or prejudiced thereby.  Subject to the terms of this Agreement, the Indemnifying Party shall pay (by wire transfer of immediately available funds) the amount of any claim not more than thirty (30) days after the claim is resolved in accordance with the terms of this Agreement, or to the extent that the Indemnifying Party does not respond to the notice from the Indemnified Party, then thirty (30) days from the delivery of such notice.

      5.6. Right to Contest Claims of Third Persons.

          (a) Except with respect to an Identified Claim, if an Indemnified Party is entitled to indemnification hereunder because of a claim (a “Third Person Claim”) asserted by any claimant other than an Indemnified Party hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof in accordance with Section 6.1 (a “Third Person Claim Notice”); provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually damaged or prejudiced thereby.  Except as otherwise provided in this Section 5.6 in the event that the Third Person Claim seeks recovery of damages in an amount which is less than one hundred percent (100%) of the maximum remaining amount of Indemnified Losses for which the Indemnifying Party may be liable to indemnify the Indemnified Party hereunder (a “Special Third Person Claim”), the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within fifteen (15) days (the “Defense Notice Period”) after receipt from the Indemnified Party of the Third Person Claim Notice, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the Special Third Person Claim, provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim subject to the applicable limitations set forth in this Article 5.  The Indemnified Party may thereafter participate in (but not control) the defense of any such Special Third Person Claim with its own counsel at its own expense, unless in the reasonable opinion of counsel, there exists a conflict of interest between the Indemnified Party and the Indemnifying Party that cannot be waived, in which case such representation shall be at the expense of the Indemnifying Party.  In the event that the Indemnifying Party delivers a Defense Notice within the Defense Notice Period with respect to such Special Third Person Claim and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will, at the Indemnifying Party’s expense, cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request and (iii) the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  Notwithstanding the foregoing, if at any time a Third Person Claim no longer qualifies as a Special Third Person Claim, then the Indemnified Party shall have the right to take control of the defense of such Third Person Claim and investigate, contest, and settle such Third Person Claim, subject to the consent of the Indemnifying Party as set forth in Section 5.6(c) hereof.

          (b) Except with respect to an Identified Claim, (i) unless and until the Indemnifying Party sends a Defense Notice within the Defense Notice Period with respect to a Special Third Person Claim or (ii) with respect to any other Third Party Claim, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount, subject to this Article 5, of the reasonable costs of defense.  In the event that the Indemnifying Party shall fail to give the Defense Notice within the Defense Notice Period (x) with respect to such Special Third Person Claim or (y) with respect to any other Third Party Claim, (A) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim (subject to the consent of the Indemnifying Party as set forth in Section 5.6(c) hereof), (B) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (C) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs, including reasonable out of pocket expenses, and settlement amounts, subject to this Article 5, paid or incurred in connection therewith.

          (c) Except with respect to an Identified Claim, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed, unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Special Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required, and (iv) in the case of a claim relating to Taxes, such settlement will not increase any unindemnified Tax liability of the Indemnified Party or its Affiliates (other than solely as a result of a reduction in loss carryforwards or tax credits attributable to any Taxable period, or portion thereof, ending on or before the Closing Date).

          (d) Except with respect to an Identified Claim, notwithstanding anything to the contrary contained in this Section 5.6, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if, in the Indemnified Party’s reasonable judgment, it was unsuccessful, (A) would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (B) would reasonably be expected to exceed the Buyer Cap or the Brown Shoe Cap, as applicable, in either case as mutually determined by the Indemnifying Party and the Indemnified Party or, if such a determination is not made within fifteen (15) days after the date on which the Indemnified Party responds to the Defense Notice by asserting its rights under this Section 5.6(d), in accordance with its reasonable judgment, or (iv) subject to clause (iii) of this Section 5.6(d), that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

   5.7. Limitations on Indemnity.

          (a) From and after the consummation of the Closing, the Buyer Indemnified Persons shall not be entitled to indemnification in respect of Indemnified Losses pursuant to Section 5.2(a)(i) resulting from or arising out of breaches of the representations and warranties contained in Article 2 of this Agreement unless and until such Indemnified Losses (excluding any such Indemnified Losses that are excluded pursuant to the DeMinimis limitation below) exceed nine hundred thousand dollars ($900,000) in the aggregate (the “Indemnification Threshold”), but then only to the extent of any such excess; provided, however, that Brown Shoe shall have no liability in respect of Indemnified Losses pursuant to Section 5.2(a)(i) resulting from or arising out of breaches of the representations and warranties contained in Article 2 of this Agreement, and no claim by any Buyer Indemnified Person shall be so asserted, where the Indemnified Loss related to any individual item or multiple situations exist that give rise to a Indemnified Loss based on the same or substantially the same set of facts and circumstances is, in the aggregate, less than thirty-two thousand dollars ($32,000) (the “DeMinimis”) (but if such Indemnified Loss exceeds the DeMinimis limitation, such Indemnified Loss shall be taken into account in its entirety under this Section 5.7(a) subject to the Indemnification Threshold); provided, however, that the DeMinimis limitation in this Section 5.7(a) shall cease to apply once the aggregate Indemnified Losses subject to the DeMinimis limitation in this Section 5.7(a) and not indemnified hereunder as a result of the DeMinimis limitation in this Section 5.7(a) exceed $300,000.  Notwithstanding the foregoing, neither the Indemnification Threshold limitation nor the DeMinimis limitation in this Section 5.7(a) shall apply in any manner whatsoever to (i) any breach of the Fundamental Reps of Seller, (ii) any breach of the representations and warranties set forth in Section 2.5(c) or (iii) the obligations of Brown Shoe to the extent a breach results from fraud or Willful Misconduct of Seller or Brown Shoe.  For purposes of this Agreement, “Willful Misconduct” shall mean a conscious, voluntary act or omission taken with intentional disregard of legal or contractual duty and knowledge that such action or omission is a breach of such legal or contractual duty.

          (b) From and after the consummation of the Closing, Buyer shall have no obligation to indemnify Brown Shoe Indemnified Persons in respect of Indemnified Losses pursuant to Section 5.4(a) resulting from or arising out of breaches of the representations and warranties contained in Article 3 of this Agreement unless and until such Indemnified Losses (excluding any such Indemnified Losses that are excluded pursuant to the DeMinimis limitation below) exceed the Indemnification Threshold, but then only to the extent of any such excess; provided, however, that Buyer shall have no liability in respect of Indemnified Losses pursuant to Section 5.4(a) resulting from or arising out of breaches of the representations and warranties contained in Article 3 of this Agreement, and no claim by any Brown Shoe Indemnified Person shall be so asserted, where the Indemnified Loss related to any individual item or multiple situations exist that give rise to a Indemnified Loss based on the same or substantially the same set of facts and circumstances is, in the aggregate, less than the DeMinimis (but if such Indemnified Loss exceeds the DeMinimis limitation, such Indemnified Loss shall be taken into account in its entirety under this Section 5.7(b) subject to the Indemnification Threshold); provided, however, that the DeMinimis limitation shall cease to apply once the aggregate Indemnified Losses subject to the DeMinimis limitation and not indemnified hereunder as a result of the DeMinimis limitation exceed $300,000.  Notwithstanding the foregoing, neither the Indemnification Threshold limitation nor the DeMinimis limitation in this Section 5.7(b) shall apply in any manner whatsoever to (i) any breach of the Fundamental Reps of Buyer or (ii) the obligations of Buyer to the extent a breach results from fraud or Willful Misconduct of Buyer.

          (c) From and after the consummation of the Closing, the aggregate amount of Indemnified Losses that may be recovered by the Buyer Indemnified Persons under Section 5.2(a)(i) may not exceed six million three hundred thousand dollars ($6,300,000.00) (the “Buyer Cap”).  Notwithstanding the first sentence of this Section 5.7(c), the Buyer Cap shall not apply to (A) breaches of the Fundamental Reps of Seller, (B) breaches of the representations and warranties set forth in Section 2.5(c), or (C) the obligations of Brown Shoe to the extent a breach results from fraud or Willful Misconduct.

          (d) From and after the consummation of the Closing, the aggregate amount of Indemnified Losses that may be recovered by the Brown Shoe Indemnified Persons under Section 5.4(a) may not exceed six million three hundred dollars ($6,300,000.00) (the “Brown Shoe Cap”).  Notwithstanding the first sentence of this Section 5.7(d), the Brown Shoe Cap shall not apply to (A) breaches of the Fundamental Reps of Buyer or (B) the obligations of Buyer to the extent a breach results from fraud or Willful Misconduct.

          (e) The representations and warranties of Seller shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by reason of any investigation or audit conducted by Buyer or its representatives before or after the consummation of the Closing or the actual or constructive knowledge of Buyer or its representatives of any breach of a representation, warranty, covenant or agreement by the other Parties at any time, or the decision of Buyer to complete the Closing.

          (f) For purposes of computing the amount of any claim for indemnification hereunder (including for determining whether a breach has occurred), all materiality, Company Material Adverse Effect (except in the first sentence of Section 2.13), material adverse effect and similar qualifications shall be disregarded.

          (g) Notwithstanding anything in this Agreement to the contrary, no liability, obligation or other matter shall constitute a breach of any representation or warranty made by Seller or entitle a Buyer Indemnified Person to indemnification hereunder to the extent the liability, obligation or other matter was provided for or taken into account in the calculation of Final Closing Working Capital or Final Inventory Amount.

          (h) From and after the consummation of the Closing, the Buyer Indemnified Persons shall not be entitled to indemnification in respect of Indemnified Losses pursuant to Section 5.2(a)(iv)(B) unless and until such Indemnified Losses exceed $370,000, but then only to the extent of any such excess.

      5.8. Indemnification Procedures for Identified Claims.  With respect to each Identified Claim, Brown Shoe shall have the right to investigate, contest or settle the Identified Claim, subject to the provisions set forth below.  The Indemnified Party may thereafter participate in (but not control) the defense of any such Identified Claim with its own counsel at its own expense.  Brown Shoe will not settle or concede any Identified Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by Brown Shoe.

ARTICLE 6.
MISCELLANEOUS PROVISIONS

       6.1. Notice.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given one (1) Business Day after deposited with an overnight courier service if delivered by overnight courier, email, upon electronic confirmation of receipt if faxed during normal business hours and otherwise upon the opening of business on the next Business Day or five (5) days after depositing in the United States mail, postage prepaid, certified or registered mail, return receipt requested to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 6.1):

If to Brown Shoe or Seller:

Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105
Attention:  Michael I. Oberlander
Facsimile:  (314) 854-2044
Email:  moberlander@brownshoe.com

with a copy to:

Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention:  William F. Seabaugh
Stephanie M. Hosler
Facsimile:  (314) 259-2020
Email:  wfseabaugh@bryancave.com
smhosler@bryancave.com

If to Buyer:

Galaxy Brand Holdings, Inc.
450 West 33rd Street
New York, New York 10001
Attention:  President
Facsimile:  (212) 564-0624
Email:  ejesses@esoriginals.com

with copies to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attention:  Kenneth A. Lefkowitz
Facsimile:  (212) 299-6557
Email:  lefkowit@hugheshubbard.com

and

Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004
Attention:  Paul F. Sheridan, Jr.
Facsimile:  (202) 637-2201
Email:  paul.sheridan@lw.com

       6.2. Entire Agreement.  This Agreement, the Transition Services Agreement, the Confidentiality Agreement, the License Agreement for Avia Trademarks dated December 12, 2012 by and between the Company and the Buyer (the “License Agreement”) and any other Ancillary Agreement, and the Disclosure Schedules, Schedules and Exhibits hereto and thereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, both written and oral, relative to such subject matter.  For the avoidance of doubt, nothing contained in this Agreement shall effect the obligations of Buyer under Section 4.1 of the License Agreement.

      6.3. Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise).  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld); provided, however that (i) Buyer may, without the prior written consent of Seller or Brown Shoe, assign any of its rights, interests, or obligations hereunder to any Affiliate of Buyer or in connection with any financing of Buyer, it being agreed that no such assignment shall relieve Buyer of its obligations hereunder, and (ii) Brown Shoe may, without the prior written consent of Buyer or the Company, assign its rights under Section 4.12 to a third party purchaser or successor of all or substantially all of the stock or assets of an Excluded Subsidiary, it being agreed that no such assignment shall relieve Brown Shoe of its obligations hereunder.

      6.4. Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      6.5. Headings; Interpretation; Disclosure Schedules.

          (a) The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.  Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively.  References herein to “days,” unless otherwise indicated, are to consecutive calendar days.  Unless the context otherwise requires, (i) “or” is not exclusive and (ii) “including” means “including but not limited to” and “including without limitation.”  Each Party has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman.  Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

          (b) The representations and warranties in this Agreement (i) are the product of negotiations among the Parties, (ii) are for the sole benefit of the Parties, (iii) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate, (iv) subject to Section 6.5(d), have been qualified by reference to the Disclosure Schedules which contain certain disclosures that are not reflected in the text of this Agreement and (v) may apply standards of materiality in a way that is different from what may be viewed as material by Seller or the Company.  Consequently, Persons other than the Buyer Indemnified Persons and the Brown Shoe Indemnified Persons may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          (c) For purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity and “Affiliate” of a Person shall mean any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

          (d) A disclosure of an item included on a Disclosure Schedule to Article 2 shall be deemed to relate to (i) the representations and warranties of Seller that are contained in the corresponding Section or subsection, as applicable, of this Agreement and (ii) any other representation and warranty of Seller that is contained in another Section or subsection of this Agreement, but only so long as the application to any such other Section or subsection is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or subsection.

       6.6. Expenses.  Except as otherwise provided in Section 4.3(b), each Party shall pay its own expenses incident to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Buyer shall pay Seller $150,000 at the Closing for the reasonable and documented out of pocket legal fees and expenses incurred by the Company, Seller or Brown Shoe in connection with the negotiation and documentation of the Inventory Purchase Agreement.  For the avoidance of doubt, Seller shall pay the expenses of the Company incurred prior to the consummation of the Closing in connection with this Agreement.  For the avoidance of doubt, Buyer shall be solely responsible for all fees and expenses owed to Houlihan Lokey Capital, Inc.

      6.7. Remedies Cumulative.

          (a) Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

          (b) Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that following the Closing their sole and exclusive remedy for monetary damages with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in Article 5; provided, however, that (i) nothing herein will limit in any way any Party’s rights hereunder, or otherwise, to specific performance, injunctive relief or other equitable relief and (ii) none of Seller, Brown Shoe or Buyer shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable Law or in instances of fraud.

      6.8. Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

      6.9. Submission to Jurisdiction; Waivers.

          (a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement brought by a Party or its successors or assigns may and shall be brought and determined in the United States District Court for the Southern District of New York or any New York State court in New York County and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, provided that any legal action or proceeding for recognition or enforcement of any judgment in respect hereof obtained in accordance with the foregoing may be brought in any court of competent jurisdiction.  Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 6.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.  Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 6.1 hereof; and service made by certified mail shall be complete seven (7) days after the same shall have been posted.

          (b) Each of the Parties waives any right it may have to a trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party.

      6.10. No Waiver.  Any failure by any of the Parties to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.  No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof.

      6.11. Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

      6.12. Amendments.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties.

       6.13. No Third Party Beneficiaries; Recourse.  The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than the Buyer Indemnified Persons and the Brown Shoe Indemnified Persons, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties, the Buyer Indemnified Persons and the Brown Shoe Indemnified Persons, any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Releasee (other than successors and assigns), including any lender under any debt financing obtained by Buyer or any of its Affiliates in connection with the transactions, that itself is not a party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the named parties under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement.

       6.14. Specific Performance.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court in New York County, in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties and is effective as of the date first herein above written.

SELLER:

BROWN SHOE INTERNATIONAL CORP.

By:	/s/ Russell C. Hammer
Name:	Russell C. Hammer
Title:	Senior Vice President and Chief Financial Officer

BROWN SHOE

BROWN SHOE COMPAN Y, INC.

By:	/s/ Russell C. Hammer
Name:	Russell C. Hammer
Title:	Senior Vice President and Chief Financial Officer

BUYER:

GALAXY BRAND HOLDINGS, INC.

By:	/s/ Eddie Esses
Name:	Eddie Esses
Title:	President and Chief Executive Officer